Filed Pursuant to 424(b)(7)
Registration No. 333-220398
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $1.33 per share	$301,413,188.00	$37,525.94

(1)
This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-220398) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

Prospectus Supplement
(To Prospectus dated September 8, 2017)
7,931,926 Shares
Union Bankshares Corporation
Common Stock

The Selling Shareholders named in this prospectus supplement are offering 7,931,926 shares of common stock of Union Bankshares Corporation. We will not receive any proceeds from the sale of our common stock by the Selling Shareholders.
Our common stock is traded on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “UBSH.” On January 22, 2018, the last reported sales price of our common stock as quoted on Nasdaq was $38.80 per share.
None of the Securities and Exchange Commission (“SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any state or other securities commission or any other federal regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The shares of our common stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

Investing in our common stock involves risks. Potential purchasers of our common stock should consider the information set forth in the “Risk Factors” section beginning on page S-15 of this prospectus supplement, on page 5 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

	Per Share	Total
Price to public	$38.00	$301,413,188
Underwriting discount(1)	$1.14	$9,042,396
Proceeds, before expenses, to Selling Shareholders(2)	$36.86	$292,370,792

(1)
The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

(2)
We have agreed to pay certain expenses of the Selling Shareholders. See “Underwriting” for details.

The underwriters expect to deliver the shares of common stock to purchasers against payment therefor on or about January 26, 2018.

Sandler O’Neill + Partners, L.P.	RAYMOND JAMES	Barclays

The date of this prospectus supplement is January 24, 2018.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated September 8, 2017, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information” before investing in our common stock.
Unless otherwise indicated or unless the context requires otherwise, (i) all references in this prospectus supplement and the accompanying prospectus to “Union,” the “Company,” “we,” “our,” “ours,” and “us” or similar references mean Union Bankshares Corporation, (ii) all references to “Union Bank & Trust” or the “Bank” mean Union Bank & Trust, which is our wholly-owned bank subsidiary, (iii) all references in this prospectus supplement to “Xenith” mean Xenith Bankshares, Inc., a Virginia corporation that merged with and into the Company on January 1, 2018, with the Company surviving, (iv) all references in this prospectus supplement to “Xenith Bank” means Xenith Bank, a Virginia banking corporation and previously a wholly owned bank subsidiary of Xenith that merged with and into the Bank on January 1, 2018, with the Bank surviving, and (v) all references in this prospectus supplement to the “Selling Shareholders” means ACMO-HR, L.L.C. and Carlyle Financial Services Harbor, L.P.
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information set forth in this prospectus supplement or accompanying prospectus conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
We, the underwriters and the Selling Shareholders have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the Selling Shareholders, the underwriters, nor any of their respective affiliates take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.
The Selling Shareholders and the underwriters are not offering to sell nor seeking offers to buy shares of our common stock in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
S-ii

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the, “SEC”). You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website that contains reports, proxy statements and other information about us and other issuers that file documents electronically with the SEC. The address of that site is www.sec.gov. Our internet address is www.bankatunion.com. We have included the web addresses of the SEC and Union as inactive textual references only. Except for SEC filings incorporated by reference into this prospectus supplement and the accompanying prospectus, the information located on, or accessible from, these websites is not, and shall not be deemed to be, a part of this prospectus supplement or accompanying prospectus, or incorporated into any other filings that we make with the SEC.
We also have filed a registration statement (File No. 333-220398) with the SEC relating to the common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of the registration statement. You may obtain from the SEC copies of the registration statement and the related exhibits that we filed with the SEC when we registered the common stock. The registration statement may contain additional information that may be important to you.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information incorporated by reference over different information included in this prospectus supplement.
We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:
•
our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017 (including portions of our definitive proxy statement on Schedule 14A for our 2017 Annual Meeting of Shareholders filed with the SEC on March 21, 2017, to the extent specifically incorporated by reference into such Annual Report on Form 10-K);

•
our Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the SEC on May 9, 2017, August 8, 2017 and November 7, 2017, respectively;

•
our Current Reports on Form 8-K filed with the SEC on January 4, 2017, January 10, 2017, January 26, 2017, April 5, 2017, May 4, 2017, May 22, 2017, May 23, 2017, June 5, 2017, June 9, 2017, July 5, 2017, July 19, 2017, July 20, 2017, September 5, 2017, September 18, 2017, September 26, 2017, October 6, 2017, October 18, 2017, October 24, 2017, October 26, 2017, October 27, 2017 (two filings), January 2, 2018, January 3, 2018 and January 23, 2018 (two filings) (in each case, except to the extent furnished but not filed); and

•
the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on July 2, 1999 pursuant to Section 12 of the Exchange Act (incorporated by reference from Union’s registration statement on Form S-4 (File No. 333-49563), originally filed with the SEC on April 7, 1998), including any subsequently filed amendments and reports updating such description.

S-iii

You may request a copy of any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus (other than exhibits, unless they are specifically incorporated by reference into this prospectus supplement), at no cost, by writing to us at the following address: Robert M. Gorman, Executive Vice President and Chief Financial Officer, Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219 or by calling us at (804) 633-5031.
IMPORTANT CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements made or incorporated by reference into this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may cause our actual results, performance or achievements or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.
All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for our future business and financial performance and/or the performance of the commercial banking industry and economy in general. Forward-looking statements may include, without limitation:
•
projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures;

•
statements regarding the anticipated benefits from or other effects of the merger between Union and Xenith;

•
statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives; and

•
discussions of the future state of the economy, competition, regulation, taxation, our business strategies, subsidiaries, investment risk and policies.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made and are not guarantees of future results. Actual future performance, outcomes and results may differ materially from those expressed in or contemplated by these forward-looking statements due to certain risks, uncertainties and assumptions, many of which are beyond our ability to control or predict. Certain factors that may affect our future results include, but are not limited to:
•
the possibility that any of the anticipated benefits of the merger of Xenith with and into the Company, with the Company surviving, will not be realized or will not be realized within the expected time period, the businesses of the Company and Xenith may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, the expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame, revenues following the merger may be lower than expected, or customer and employee relationships and business operations may be disrupted by the merger;

S-iv

•
future adjustments to the preliminary unaudited financial information for the three- and 12-month periods ended December 31, 2017 or the pro forma financial information included in or incorporated by reference into this prospectus supplement;

•
changes in interest rates;

•
general economic and financial market conditions;

•
the Company’s ability to manage its growth or implement its growth strategy;

•
the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets;

•
levels of unemployment in the Bank’s lending area;

•
real estate values in the Bank’s lending area;

•
an insufficient allowance for loan losses;

•
the quality or composition of the Company’s loan or investment portfolios;

•
concentrations of loans secured by real estate, particularly commercial real estate;

•
the effectiveness of the Company’s credit processes and management of the Company’s credit risk;

•
demand for loan products and financial services in the Company’s market area;

•
the Company’s ability to compete in the market for financial services;

•
technological risks and developments, and cyber attacks or events;

•
performance by the Company’s counterparties or vendors;

•
deposit flows;

•
the availability of financing and the terms thereof;

•
the level of prepayments on loans and mortgage-backed securities;

•
legislative or regulatory changes and requirements;

•
the impact of the federal Tax Cuts and Jobs Act (the “Tax Act”) signed into law on December 22, 2017, including, but not limited to, the effect of the lower federal corporate income tax rate, including on the valuation of our tax assets and liabilities;

•
any future refinements to our preliminary analysis of the impact of the Tax Act on us;

•
changes in the effect of the Tax Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation;

•
monetary and fiscal policies of the U.S. government including policies of the U.S. Department of the Treasury and the Federal Reserve;

•
accounting principles and guidelines; and

•
the risks outlined in “Risk Factors” beginning on page S-15 of this prospectus supplement and in “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017.

Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in the forward-looking statements. Forward-looking statements included herein should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus supplement. Except as required by law, we undertake no obligation to update or revise any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or any free-writing prospectus, whether as a result of new information, future events or otherwise. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to
S-v

monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results. Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate an investment in our securities.
Any investor in our securities should consider all risks and uncertainties disclosed in our SEC filings described above under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.
S-vi

PROSPECTUS SUPPLEMENT SUMMARY
This summary contains basic information about us and this offering of our common stock by the Selling Shareholders. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before making an investment decision. You should pay special attention to the information contained under the caption entitled “Risk Factors” beginning on page S-15 in this prospectus supplement and “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, to determine whether an investment in our common stock is appropriate for you.
Company Overview
Union Bankshares Corporation is a financial holding company and bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Richmond, Virginia. We provide a full range of financial services through our community bank subsidiary, Union Bank & Trust, throughout Virginia and in portions of Maryland and North Carolina. The Bank is a commercial bank chartered under the laws of the Commonwealth of Virginia that provides banking, trust, and wealth management services and has 150 banking offices, 39 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 220 ATMs located throughout Virginia, Maryland, and North Carolina. Non-bank affiliates of Union include: Union Mortgage Group, Inc., which provides a full line of mortgage products, Old Dominion Capital Management, Inc., which provides investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.
On January 1, 2018, we completed our acquisition of Xenith and the merger of Xenith’s wholly owned subsidiary, Xenith Bank, with and into our Bank, with the Bank surviving. Pro forma information giving effect to the closing of the Xenith acquisition is located in this prospectus supplement under the heading “Selected Preliminary Unaudited Pro Forma Financial Information” and additional pro forma information giving effect to the closing of the Xenith acquisition and historic financial statements of Xenith may be found in our Current Report on Form 8-K/A filed with the SEC on January 23, 2018. For additional information about our acquisition of Xenith, please see our filings with the SEC, which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.
Recent Developments
Preliminary Unaudited Financial Information for the Three- and 12-Month Periods Ended December 31, 2017
Our and Xenith’s actual results may differ from the preliminary results reported below and disclosed under the heading “Selected Preliminary Unaudited Pro Forma Financial Information.” This information is based on preliminary information for the three and 12-month periods ended December 31, 2017 regarding us and Xenith. This information remains subject to completion of the review and independent audit of the financial statements of each company, as well as the consideration of any subsequent events. As a result, during the course of our preparation of our and Xenith’s complete consolidated financial statements as of and for the year ended December 31, 2017, we may identify items that would require us to make adjustments to the preliminary unaudited financial information and pro forma financial information presented in this prospectus supplement. In addition, our and Xenith’s independent registered public accounting firms have not yet completed their respective audits of this financial information, and it is possible that their audits with respect to December 31, 2017 and the year then ended may result in adjustments to the preliminary financial reports, which would also result in changes to the pro forma financial information contained herein. We do not intend to update or otherwise revise this preliminary financial information other than through the release of our Annual Report on Form 10-K for the year ended December 31, 2017, and we only intend to file updated pro forma financial information giving effect to the Xenith acquisition as of and for the year ended December 31, 2017 to the extent required by SEC rules.

Union Bankshares Corporation
We completed the acquisition of Xenith on January 1, 2018. Accordingly, our fourth quarter and full year results are prior to the effective date of the merger and do not include the financial results of Xenith.
Overview.   Our net income was $15.2 million and earnings per share was $0.35 for the quarter ended December 31, 2017, which include $6.3 million in nonrecurring tax expenses related to the Tax Act and $1.4 million in after-tax merger-related costs. These results represent a decrease of  $5.5 million, or 26.5%, and $0.12 per share, or 25.5%, compared to net income and earnings per share, respectively, from the third quarter of 2017. Net operating earnings and operating earnings per share, which are non-GAAP financial measures(1) that exclude the nonrecurring tax expenses and after-tax merger-related costs noted above, were $22.8 million and $0.52, respectively for our fourth quarter. Our net operating earnings and operating earnings per share for the fourth quarter of 2017 represent increases of  $1.5 million, or 7.0%, and $0.03, or 6.1%, respectively, in each case compared to the third quarter of 2017.(1)
For the year ended December 31, 2017, our net income was $72.9 million and earnings per share were $1.67, which include $6.3 million in nonrecurring tax expenses related to the Tax Act and $4.4 million in after-tax merger-related costs. Our net income and earnings per share for the year ended December 31, 2017 represent a decrease of 5.9% and 5.6%, respectively, compared to the net income and earnings per share for the year ended December 31, 2016. Net operating earnings and operating earnings per share, which are non-GAAP financial measures(1) that exclude the nonrecurring tax expenses and after-tax merger-related costs noted above, were $83.6 million and $1.91, respectively, for the year ended December 31, 2017. Our net operating earnings and operating earnings per share for 2017 represent increases of  $6.1 million, or 7.9%, and $0.14, or 7.9%, respectively, in each case compared to the year ended December 31, 2016.
Select highlights for our fourth quarter of 2017 include:
•
Return on Average Assets (“ROA”) was 0.66% compared to 0.91% in the third quarter; operating ROA, a non-GAAP financial measure,(1) was 1.00% compared to 0.94% in the third quarter.

•
Return on Average Equity (“ROE”) was 5.75% compared to 7.90% in the third quarter; operating ROE, a non-GAAP financial measure,(1) was 8.63% compared to 8.15% in the third quarter.

•
Return on Average Tangible Common Equity (“ROTCE”) was 8.20% compared to 11.34% in the third quarter; operating ROTCE, a non-GAAP financial measure,(1) was 12.32% compared to 11.70% in the third quarter.

•
Efficiency ratio on a fully taxable equivalent (“FTE”) basis was 64.2% compared to 62.9% in the third quarter; operating efficiency ratio, a non-GAAP financial measure,(1) was 62.1%, which was unchanged from the third quarter.

•
Period-end loans held for investment grew $242.8 million, or 14.1% (annualized), from September 30, 2017 and increased $834.4 million, or 13.2%, from December 31, 2016. Average loans held for investment increased $139.8 million, or 8.2% (annualized), from the prior quarter.

•
Period-end deposits increased $109.9 million, or 6.4% (annualized), from September 30, 2017 and grew $612.2 million, or 9.6%, from December 31, 2016. Average deposits increased $158.1 million, or 9.3% (annualized), from the prior quarter.

Income Taxes.   On December 22, 2017, the Tax Act was signed into law. Among other things, the Tax Act permanently reduced the federal corporate income tax rate to 21% from the prior maximum rate of 35%, effective for tax years including or commencing January 1, 2018. As a result of the reduction of the federal corporate income tax rate to 21%, companies are required to revalue their deferred tax assets and liabilities as of the date of enactment, with resulting tax effects accounted for in the fourth quarter of 2017. We continue to evaluate the impact on our 2017 tax expense of the revaluation required by the lower federal

(1)
For a reconciliation of the non-GAAP financial measures that exclude merger-related costs and nonrecurring tax expenses unrelated to our normal operations, see “Non-GAAP Financial Measures.”

corporate income tax rate implemented by the Tax Act, which we have estimated to fall between $5.0 million and $8.0 million. During the fourth quarter of 2017, we recorded $6.3 million in additional tax expense based on our preliminary analysis of the impact of the Tax Act.
Our preliminary estimate of the impact of the Tax Act is based on currently available information and interpretation of its provisions. The actual results may differ from the current estimate due to, among other things, further guidance that may be issued by U.S. tax authorities or regulatory bodies and/or changes in interpretations and assumptions that we have preliminarily made. Our evaluation of the impact of the Tax Act is subject to refinement for up to one year after enactment.
Balance Sheet.   At December 31, 2017, our total assets were approximately $9.3 billion, an increase of $285.7 million from September 30, 2017 and an increase of  $888.4 million from December 31, 2016. The increase in assets was mostly related to loan growth.
At December 31, 2017, loans held for investment (net of deferred fees and costs) were approximately $7.1 billion, an increase of  $242.8 million, or 14.1% (annualized), from September 30, 2017, while average loans increased $139.8 million, or 8.2% (annualized), from the prior quarter. Loans held for investment increased $834.4 million, or 13.2%, from December 31, 2016, while year-to-date average loans increased $745.0 million, or 12.5%, from the prior year.
At December 31, 2017, total deposits were approximately $7.0 billion, an increase of  $109.9 million, or 6.4% (annualized), from September 30, 2017, while average deposits increased $158.1 million, or 9.3% (annualized), from the prior quarter. Total deposits grew $612.2 million, or 9.6%, from December 31, 2016, while year-to-date average deposits increased $590.7 million, or 9.7%, from the prior year.
Our capital and other balance sheet ratios are noted below:
	At December 31, 2017	At September 30, 2017	At December 31, 2016
Common equity Tier 1 capital ratio	9.04%	9.40%	9.72%
Tier 1 capital ratio	10.14%	10.56%	10.97%
Total capital ratio	12.43%	12.94%	13.56%
Leverage ratio	9.42%	9.52%	9.87%
Common equity to total assets	11.23%	11.53%	11.88%
Tangible common equity to tangible assets	8.14%	8.34%	8.41%
During the fourth quarter of 2017, we declared and paid cash dividends of  $0.21 per common share, an increase of  $0.01, or 5.0%, compared to both the third quarter of 2017 and the fourth quarter of 2016. On January 23, 2018, we announced the declaration of a quarterly dividend of  $0.21 per share payable on February 20, 2018 to shareholders of record as of February 6, 2018.
Xenith Bankshares, Inc.
Xenith’s fourth quarter 2017 net loss was $55.8 million, compared to net income of  $7.2 million in the third quarter of 2017, which includes $57.2 million in nonrecurring tax expenses related to the Tax Act and $5.5 million in after-tax merger-related costs. Xenith’s net operating earnings, a non-GAAP financial measure(2) that excludes the nonrecurring tax expenses and after-tax merger-related costs noted above, were $6.9 million for the fourth quarter of 2017, a decrease of  $1.2 million compared to $8.1 million, which excludes the $896,000 in after-tax merger-related costs, in the third quarter of 2017.(2)
Xenith reported a net loss of  $36.7 million in 2017, compared to net income of  $57.0 million in 2016, which includes $57.2 million in nonrecurring tax expenses related to the Tax Act and $8.3 million in after-tax merger-related costs. Xenith’s 2017 operating earnings, a non-GAAP financial measure(2) that excludes the nonrecurring tax expenses and after-tax merger-related costs noted above, were $28.7 million. Excluding after-tax merger-related costs of  $12.0 million and a tax benefit of  $60.0 million, Xenith 2016

(2)
For a reconciliation of the non-GAAP financial measures that exclude merger-related costs, nonrecurring tax expenses and tax benefits unrelated to Xenith’s normal operations, see “Non-GAAP Financial Measures.”

operating earnings(2) were $9.1 million. We continue to evaluate the impact on our 2017 tax expense of the revaluation required by the lower corporate tax rate implemented by the Tax Act, which we have estimated to fall between $55.0 million and $60.0 million. For more information on the Tax Act and the related accounting considerations, please refer to the “Income Taxes” section above.
At December 31, 2017, Xenith’s loans held for investment were $2.5 billion, an increase of $82.4 million, or 13.5% (annualized), from September 30, 2017, while average loans increased $40.2 million, or 6.6% (annualized), from the prior quarter. Loans held for investment increased $42.5 million, or 1.7%, from December 31, 2016.
At December 31, 2017, total deposits were $2.5 billion, a decline of  $59.8 million, or 9.1% (annualized), from September 30, 2017, while average deposits declined $15.0 million, or 2.3% (annualized), from the prior quarter. Total deposits declined $26.4 million, or 1.0%, from December 31, 2016.
Our Corporate Information
Our common stock trades on Nasdaq under the symbol “UBSH.” We maintain a website at www.bankatunion.com. Information contained on our website is not, and should not be interpreted to be, part of this prospectus supplement or the accompanying prospectus. Our address and telephone number are 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219 and (804) 633-5031. For more information about us, see “Where You Can Find More Information” on page S-iii.

THE OFFERING
The following summary contains basic information about our common stock and this offering and is not complete. It does not contain all the information that is important to you and that you should consider before making a decision to invest in our common stock. To the extent the following summary information is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. For a description of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Common Stock.”
Number of shares offered by the Selling Shareholders
7,931,926 shares of common stock
Common stock outstanding
65,724,671 shares as of January 19, 2018
Public offering price
$38.00 per share of common stock
Selling Shareholders
The Selling Shareholders are ACMO-HR, L.L.C. and Carlyle Financial Services Harbor, L.P. As of January 19, 2018, the Selling Shareholders beneficially owned in the aggregate 7,931,926 shares of our common stock, which represented approximately 12.07% of our outstanding common stock as of that date. See “Selling Shareholders.”
Use of proceeds
We will not receive any proceeds from the sale of shares of our common stock by the Selling Shareholders.
Risk factors
An investment in our common stock involves risks. You should carefully consider the information contained under “Risk Factors” in this prospectus supplement and “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and “Part II, Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.
Nasdaq Global Select Market symbol
Our common stock currently trades on Nasdaq under the symbol “UBSH.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following table sets forth selected historical consolidated financial and other data as of and for each of the periods ended and as of the dates indicated. The selected historical consolidated financial data presented below as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, and 2014 have been derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus. The selected historical consolidated financial data presented below as of December 31, 2014, 2013, and 2012 and for the years ended December 31, 2013 and 2012 have been derived from our audited consolidated financial statements that are not incorporated by reference into this prospectus supplement and accompanying prospectus.
The selected consolidated financial data presented below as of and for the nine months ended September 30, 2017 and 2016 is derived from our unaudited interim consolidated financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus. In our opinion, such unaudited interim consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for such periods.
Results from past periods are not necessarily indicative of results that may be expected for any future period, including for the year ended December 31, 2017. You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which have been filed with the SEC and are incorporated herein by reference.
	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, expect per share information)
Results of Operations
Interest and dividend income	$242,712	$217,964	$294,920	$276,771	$274,945	$172,127	$181,863
Interest expense	35,947	21,429	29,770	24,937	19,927	20,501	27,508
Net interest income	206,765	196,535	265,150	251,834	255,018	151,626	154,355
Provision for credit losses	7,345	7,376	9,100	9,571	7,800	6,056	12,200
Net interest income after provision for credit losses	199,420	189,159	256,050	242,263	247,218	145,570	142,155
Noninterest income	54,430	52,857	70,907	65,007	61,287	38,728	41,068
Noninterest expenses	174,821	166,436	222,703	216,882	238,216	137,047	133,390
Income before income taxes	79,029	75,580	104,254	90,388	70,289	47,251	49,833
Income tax expense	21,292	18,881	26,778	23,309	18,125	12,885	14,571
Net income	$57,737	$56,699	$77,476	$67,079	$52,164	$34,366	$35,262
Financial Condition
Assets	$9,029,436	$8,258,230	$8,426,793	$7,693,291	$7,358,643	$4,176,353	$4,095,692
Securities available for sale, at fair value	968,361	954,984	946,764	903,292	1,102,114	677,348	585,382
Securities held to maturity, at carrying value	204,801	200,839	201,526	205,374	—	—	—
Loans held for sale, at fair value	30,896	46,814	36,487	36,030	42,519	53,185	167,698
Loans held for investment, net of deferred fees and costs	6,898,729	6,148,918	6,307,060	5,671,462	5,345,996	3,039,368	2,966,847
Allowance for loan losses	37,162	36,542	37,192	34,047	32,384	30,135	34,916
Intangible assets, net	314,208	320,534	318,793	316,832	325,277	71,380	75,211
Tangible assets, net(1)	8,715,228	7,937,696	8,108,000	7,376,459	7,033,366	4,104,973	4,020,481
Deposits	6,881,826	6,258,506	6,379,489	5,963,936	5,638,770	3,236,842	3,297,767
Total borrowings	1,052,087	925,627	990,089	680,175	686,935	463,314	329,395
Total liabilities	7,988,065	7,257,266	7,425,761	6,697,924	6,381,474	3,783,543	3,660,128
Common stockholders’ equity	1,041,371	1,000,964	1,001,032	995,367	977,169	437,810	435,564
Tangible common stockholders’ equity(1)	727,163	680,430	682,239	678,535	651,892	366,430	360,353

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, expect per share information)
Ratios
Net interest margin	3.49%	3.67%	3.66%	3.75%	3.96%	4.08%	4.23%
Net interest margin (FTE)(1)	3.62%	3.80%	3.80%	3.89%	4.09%	4.22%	4.34%
Return on average assets	0.88%	0.95%	0.96%	0.90%	0.72%	0.85%	0.89%
Return on average common stockholders’ equity	7.53%	7.64%	7.79%	6.76%	5.30%	7.89%	8.10%
Return on average tangible common stockholders’ equity(1)	10.90%	11.25%	11.45%	10.00%	8.02%	9.48%	9.86%
Efficiency ratio	66.93%	66.74%	66.27%	68.45%	75.31%	72.00%	68.26%
Efficiency ratio (FTE)(1)	64.98%	64.82%	64.31%	66.54%	73.43%	70.06%	66.81%
CET1 capital (to risk weighted assets)	9.40%	9.78%	9.72%	10.55%	11.20%	11.26%	11.27%
Tier 1 capital (to risk weighted assets)	10.56%	11.07%	10.97%	11.93%	12.76%	13.03%	13.14%
Total capital (to risk weighted assets)	12.94%	11.60%	13.56%	12.46%	13.38%	14.16%	14.57%
Leverage Ratio	9.52%	9.89%	9.87%	10.68%	10.62%	10.69%	10.52%
Common equity to total assets	11.53%	12.12%	11.88%	12.94%	13.28%	10.48%	10.63%
Tangible common equity/tangible assets(1)	8.34%	8.57%	8.41%	9.20%	9.27%	8.93%	8.96%
Asset Quality
Allowance for loan losses	$37,162	$36,542	$37,192	$34,047	$32,384	$30,135	$34,916
Nonaccrual loans	$20,122	$12,677	$9,973	$11,936	$19,255	$15,035	$26,206
OREO	$8,764	$10,581	$10,084	$15,299	$28,118	$34,116	$32,834
ALL/total outstanding loans	0.54%	0.59%	0.59%	0.60%	0.61%	0.99%	1.18%
Nonaccrual loans/total loans	0.29%	0.21%	0.16%	0.21%	0.36%	0.49%	0.88%
ALL/nonaccrual loans	184.68%	288.25%	372.93%	285.25%	168.18%	200.43%	133.24%
NPAs/total outstanding loans	0.42%	0.38%	0.32%	0.48%	0.89%	1.62%	1.99%
Net charge-offs/total average loans	0.15%	0.11%	0.09%	0.14%	0.11%	0.36%	0.58%
Provision/total average loans	0.15%	0.16%	0.15%	0.17%	0.15%	0.20%	0.42%
Per Share Data
Earnings per share, basic	$1.32	$1.29	$1.77	$1.49	$1.13	$1.38	$1.36
Earnings per share, diluted	1.32	1.29	1.77	1.49	1.13	1.37	1.36
Cash dividends paid per share	0.60	0.57	0.77	0.68	0.58	0.54	0.37
Market value per share	35.30	26.77	35.74	25.24	24.08	24.81	15.77
Book value per share	24.00	23.18	23.15	22.38	21.73	17.63	17.29
Tangible book value per share(1)	16.76	15.75	15.78	15.25	14.50	14.76	14.30
Price to earnings ratio, diluted	20.00	15.54	20.19	16.94	21.31	18.11	11.60
Price to book value ratio	1.47	1.15	1.54	1.13	1.11	1.41	0.91
Dividend payout ratio	45.45%	44.19%	43.50%	45.64%	51.33%	39.42%	27.21%
Weighted average shares outstanding, basic	43,685,045	43,853,548	43,784,193	45,054,938	46,036,023	24,975,077	25,872,316
Weighted average shares outstanding, diluted	43,767,502	43,967,725	43,890,271	45,138,891	46,130,895	25,030,711	25,900,863

(1)
Refer to non-GAAP reconciliation in section below.

SELECTED Preliminary Unaudited Pro Forma Financial Information
The following preliminary unaudited pro forma financial information combines the historical consolidated financial position and results of operations of Union and Xenith, as an acquisition by Union of Xenith using the acquisition method of accounting and giving effect to the related pro forma adjustments described below.
Under the acquisition method of accounting, the assets and liabilities of Xenith will be recorded by Union at their respective fair values as of January 1, 2018, the date the merger was completed. Our and Xenith’s actual results may differ from the preliminary pro forma results shown below as of December 31, 2017. This information is based on preliminary information as of December 31, 2017 regarding us and Xenith. This information remains subject to completion of the review and independent audit of the financial statements of each company, as well as the consideration of any subsequent events. As a result, during the course of our preparation of our and Xenith’s complete consolidated financial statements as of and for the year ended December 31, 2017, we may identify items that would require us to make adjustments to the pro forma financial information presented in this prospectus supplement. In addition, our and Xenith’s independent registered public accounting firms have not yet completed their respective audits of this financial information, and it is possible that their audits with respect to December 31, 2017 and the year then ended may result in adjustments to the preliminary financial reports, which would also result in changes to the preliminary unaudited pro forma financial information contained herein. We do not intend to update or otherwise revise this preliminary financial information other than through the release of our Annual Report on Form 10-K for the year ended December 31, 2017.
The preliminary unaudited pro forma financial information below gives effect to the merger as if the transaction had occurred on the dates specified.
The preliminary unaudited pro forma financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined company had the companies actually been combined at the dates indicated. The adjustments included in this preliminary unaudited pro forma financial information are preliminary and may be revised and may not agree to actual amounts finally recorded by Union. Certain of the preliminary unaudited pro forma financial information included herein exclude purchase accounting adjustments as noted below. This financial information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been completed on the date or at the beginning of the period indicated or which may be attained in the future.
Pro Forma Regulatory Capital Ratios(1)
As of December 31, 2017
Tangible common equity to tangible assets	8.9%
As of September 30, 2017
Common equity Tier 1 capital ratio	9.6%
Tier 1 capital ratio	10.7%
Total capital ratio	12.5%
Leverage ratio	9.4%
Commercial real estate/Total risk-based capital	313%

(1)
Based on unaudited balance sheet figures as of December 31, 2017 or September 30, 2017, as applicable, shown on a pro forma basis, including purchase accounting adjustments, as if the merger with Xenith had occurred on December 31, 2017, or September 30, 2017, as applicable. Pro forma regulatory capital ratios reflect the following estimated adjustments in the valuation of our and Xenith’s deferred tax assets and deferred tax liabilities resulting from the reduction in the federal corporate income tax under the Tax Cut Act: (i) the reduction of Union’s deferred tax asset of approximately $6.3 million was included as a reduction to Total Capital, (ii) the reduction of Xenith’s deferred tax asset of approximately $57.2 million was included as an increase to goodwill in the calculation of Common Equity Tier 1 Capital, and (iii) 80% of Xenith’s deferred tax asset arising from NOLs, which was approximately $45.8 million of the $57.2 million adjustment, was adjusted in Common Equity Tier 1 Capital, while the remaining 20% was adjusted in Tier 1 Capital. These adjustments are preliminary and may not agree to actual amounts finally recorded by Union. We continue to evaluate the impact on our 2017 tax expense of the revaluation required by the lower federal corporate income tax rate implemented by the Tax Act. Our evaluation of the impact of the Tax Act is subject to refinement for up to one year after enactment.
Pro Forma Loan Composition at December 31, 2017
(Dollars in thousands)
Net loans held for investment(1)	$9,565,458
Composition by type(2):
Non-owner occupied commercial real estate (“CRE”)	28%
Residential 1 – 4 family	14%
Owner occupied CRE	13%
Construction and land development	13%
Commercial and industrial	11%
Personal	11%
Equity lines of credit	7%
Other	3%
Second mortgages	<1%

(1)
Based on unaudited balance sheet figures as of December 31, 2017, shown on a pro forma basis, including purchase accounting adjustments, as if the merger with Xenith had occurred on December 31, 2017.

(2)
Based on unaudited balance sheet figures as of December 31, 2017, shown on a pro forma basis, excluding purchase accounting adjustments, as if the merger with Xenith had occurred on December 31, 2017.

Pro Forma Deposit Composition at December 31, 2017
(Dollars in thousands)
Total deposits(1)	$9,541,552
Composition by type(2):
Money market	27%
NOW	24%
Non-interest bearing	21%
Retail time	11%
Jumbo time	10%
Savings	7%

(1)
Based on unaudited balance sheet figures as of December 31, 2017, shown on a pro forma basis, including purchase accounting adjustments, as if the merger with Xenith had occurred on December 31, 2017.

(2)
Based on unaudited balance sheet figures as of December 31, 2017, shown on a pro forma basis, excluding purchase accounting adjustments, as if the merger with Xenith had occurred on December 31, 2017.

Pro Forma Tangible Common Equity as of December 31, 2017(1)(2)
(Dollars in thousands)
	Union	Xenith	Merger Pro Forma Adjustments	Pro Forma Combined
Actual common stockholders’ equity (GAAP)	$1,046,329	$429,741	$356,970	$1,833,040
Intangible assets	313,331	30,192	407,822	751,345
Actual tangible stockholders’ equity (non-GAAP)	$732,998	$399,549		$1,081,695
Actual total assets (GAAP)	$9,315,179	$3,270,726	$382,031	$12,967,936
Intangible assets	313,331	30,192	407,822	751,345
Actual tangible assets (non-GAAP)	$9,001,848	$3,240,534		$12,216,591
Tangible Common Stockholders’ Equity Ratio
Common stockholders’ equity to (actual) assets (GAAP)	11.23%	13.14%		14.14%
Effect of adjustment for intangible assets	3.09%	0.81%		5.29%
Tangible common stockholders’ equity ratio (non-GAAP)	8.14%	12.33%		8.85%

(1)
Based on unaudited balance sheet figures as of December 31, 2017, shown on a pro forma basis, including purchase accounting adjustments, as if the merger with Xenith had occurred on December 31, 2017.

(2)
See “Non-GAAP Financial Measures” for a discussion of why our management believes that the presentation of these non-GAAP financial measures provides useful information to both our management and to investors regarding our financial condition and results of operations.

Pro Forma Tangible Book Value Per Share as of December 31, 2017(1)(2)
(Dollars in thousands, except per share information)
	Union	Union (pro forma)
Actual common stockholders’ equity (GAAP)	$1,046,329	$1,833,040
Intangible assets	313,331	751,345
Actual tangible stockholders’ equity (non-GAAP)	$732,998	$1,081,695
Shares of common stock outstanding	43,416,541	65,418,045
Book value per share (GAAP)	$24.10	$28.02
Tangible book value per share (non-GAAP)	$16.88	$16.54

(1)
Based on unaudited balance sheet figures as of December 31, 2017, shown on a pro forma basis, including purchase accounting adjustments, as if the merger with Xenith had occurred on December 31, 2017.

(2)
See “Non-GAAP Financial Measures” for a discussion of why our management believes that the presentation of these non-GAAP financial measures provides useful information to both our management and to investors regarding our financial condition and results of operations.

Non-GAAP Financial Measures
This prospectus supplement contains certain non-GAAP financial measures:
•
net operating earnings, which is comprised of net income excluding after-tax merger related costs and nonrecurring tax expenses, and operating earnings per share;

•
operating return on average assets, which is calculated by dividing net operating earnings by average assets;

•
operating return on average equity, which is calculated by dividing net operating earnings by average common stockholders’ equity;

•
tangible assets, which is comprised of assets less intangible assets;

•
tangible common stockholders’ equity, which is comprised of common stockholders’ equity less intangible assets;

•
net interest income on a fully tax equivalent (FTE) basis and net interest margin (FTE), which is net interest income (FTE) divided by average earning assets;

•
return on average tangible common stockholders’ equity, which is calculated by dividing net income by average tangible common stockholders’ equity;

•
operating return on average tangible common stockholders’ equity, which is calculated by dividing net operating earnings by average tangible common stockholders’ equity;

•
efficiency ratio (FTE), which is noninterest expense divided by the sum of net interest income (FTE) and noninterest income;

•
operating efficiency ratio (FTE), which is noninterest expense excluding merger-related costs divided by the sum of net interest income (FTE) and noninterest income;

•
tangible common stockholders’ equity/tangible assets; and

•
tangible book value per share, which is calculated by dividing tangible common stockholders’ equity by the total number of shares outstanding.

Our management believes that the presentation of these non-GAAP financial measures provides useful information to both our management and to investors regarding our financial condition and results of operations for the following reasons:
•
the operating measures of net operating earnings, operating earnings per share, operating return on average assets, operating return on average equity, and operating return on average tangible common stockholders’ equity exclude merger-related costs and nonrecurring tax expenses, which we do not believe are representative of our normal operations or the financial results thereof. We believe that the presentation of these operating measures help identify underlying trends in our business from period to period that could otherwise be obscured by the effect of certain expenses in our GAAP financial results, enhancing the overall understanding of our past performance;

•
tangible common stockholders’ equity and related ratios derived therefrom are important indicators of our capital adequacy because they provide a meaningful base for period to period and company to company comparisons, which we believe assists investors in assessing our capital levels and our ability to absorb losses, as well as our ability to pay dividends and to engage in various capital management strategies;

•
return on average tangible common stockholders’ equity is among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, our peers;

•
net interest income (FTE), which is used in computing net interest margin (FTE) and efficiency ratio (FTE), provides valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources; and

•
the ratio of tangible stockholders’ equity to tangible assets and tangible book value per share are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

These non-GAAP measures should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names. The following table presents reconciliations of these non-GAAP measures to the most directly comparable financial measure or measures calculated and presented in accordance with GAAP.
Union Historical Non-GAAP Reconciliation
	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, expect per share information)
Net Interest Income (FTE)
Net interest income (GAAP)	$206,765	$196,535	$265,150	$251,834	$255,018	$151,626	$154,355
FTE adjustment	7,836	7,367	10,244	9,079	8,127	5,256	4,222
Net interest income (FTE) (non-GAAP)	$214,601	$203,902	$275,394	$260,913	$263,145	$156,882	$158,577
Average earning assets	$7,922,944	$7,159,813	$7,249,090	$6,713,239	$6,437,681	$3,716,849	$3,649,865
Net interest margin (GAAP)	3.49%	3.67%	3.66%	3.75%	3.96%	4.08%	4.23%
Net interest margin (FTE) (non-GAAP)	3.62%	3.80%	3.80%	3.89%	4.09%	4.22%	4.34%
Efficiency ratio (GAAP)	66.93%	66.74%	66.27%	68.45%	75.31%	72.00%	68.26%
Efficiency ratio (FTE) (non-GAAP)	64.98%	64.82%	64.31%	66.54%	73.43%	70.06%	66.81%
Tangible Assets
Ending assets (GAAP)	$9,029,436	$8,258,230	$8,426,793	$7,693,291	$7,358,643	$4,176,353	$4,095,692
Less: Ending intangible assets	314,208	320,534	318,793	316,832	325,277	71,380	75,211
Ending tangible assets (non-GAAP)	$8,715,228	$7,937,696	$8,108,000	$7,376,459	$7,033,366	$4,104,973	$4,020,481
Tangible Common Equity
Ending common stockholders’ equity (GAAP)	$1,041,371	$1,000,964	$1,001,032	$995,367	$977,169	$437,810	$435,564
Less: Ending intangible assets	314,208	320,534	318,793	316,832	325,277	71,380	75,211
Ending tangible common stockholders’ equity (non-GAAP)	$727,163	$680,430	$682,239	$678,535	$651,892	$366,430	$360,353
Average common stockholders’ equity (GAAP)	$1,024,853	$991,097	$994,785	$991,977	$983,727	$435,635	$435,475
Less: Average intangible assets	316,375	317,629	318,131	320,906	333,495	73,205	77,790
Average tangible common stockholders’ equity (non-GAAP)	$708,478	$673,468	$676,654	$671,071	$650,232	$362,430	$357,685
Return on average common stockholders’ equity (GAAP)	7.53%	7.64%	7.79%	6.76%	5.30%	7.89%	8.10%
Return on average tangible common stockholders’ equity (non-GAAP)	10.90%	11.25%	11.45%	10.00%	8.02%	9.48%	9.86%
Common equity to total assets (GAAP)	11.53%	12.12%	11.88%	12.94%	13.28%	10.48%	10.63%
Tangible common equity/tangible assets (non-GAAP)	8.34%	8.57%	8.41%	9.20%	9.27%	8.93%	8.96%
Book value per share (GAAP)	$24.00	$23.18	$23.15	$22.38	$21.73	$17.63	$17.29
Tangible book value per share (non-GAAP)	$16.76	$15.75	$15.78	$15.25	$14.50	$14.76	$14.30

	Three Months Ended		Year Ended
	12/31/17	9/30/17	12/31/17	12/31/16
Net Operating Earnings
Net income (GAAP)	$15,185	$20,658	$72,923	$77,476
Plus: Merger-related costs, net of tax	1,386	661	4,405	—
Plus: Nonrecurring tax expenses	6,250	—	6,250	—
Net operating earnings (non-GAAP)	$22,821	$21,319	$83,578	$77,476
Earnings per share (GAAP)	$0.35	$0.47	$1.67	$1.77
Operating earnings per share (non-GAAP)	$0.52	$0.49	$1.91	$1.77
Return on average assets (GAAP)	0.66%	0.91%
Operating return on average assets (non-GAAP)	1.00%	0.94%
Tangible Common Equity
Ending common stockholders’ equity (GAAP)	$1,046,329	$1,041,371
Less: Ending intangible assets	313,331	314,208
Ending tangible common stockholders’ equity (non-GAAP)	$732,998	$727,163
Average equity (GAAP)	$1,048,632	$1,037,792
Less: Average intangible assets	313,785	314,872
Average tangible common equity (non-GAAP)	$734,847	$722,920
Return on average common stockholders’ equity (GAAP)	5.75%	7.90%
Operating return on average common stockholders’ equity (non-GAAP)	8.63%	8.15%
Return on average tangible common stockholders’ equity (non-GAAP)	8.20%	11.34%
Operating return on average tangible common stockholders’ equity (non-GAAP)	12.32%	11.70%
Efficiency Ratio
Net interest income (GAAP)	$73,392	$71,198
FTE adjustment	2,781	2,648
Net interest income (FTE) (non-GAAP)	$76,173	$73,846
Noninterest income (GAAP)	$17,243	$17,536
Noninterest expense (GAAP)	$59,944	$57,496
Less: Merger-related costs	1,917	732
Operating noninterest expense (non-GAAP)	$58,027	$56,764
Efficiency ratio (GAAP)	66.14%	64.80%
Efficiency ratio (FTE) (non-GAAP)	64.17%	62.92%
Operating efficiency ratio (FTE) (non-GAAP)	62.12%	62.12%

Xenith Historical Non-GAAP Reconciliation
	Three Months Ended		Year Ended
	12/31/17	9/30/17	12/31/17	12/31/16
Net Operating Earnings
Net income (loss) (GAAP)	$(55,822)	$7,158	$(36,734)	$57,042
Plus: Merger-related costs, net of tax	5,511	896	8,275	11,975
Plus: Nonrecurring tax expenses	57,200	—	57,200	—
Plus: Tax benefit	—	—	—	(59,950)
Net operating earnings (non-GAAP)	$6,889	$8,054	$28,741	$9,067

Pro Forma Non-GAAP Reconciliation
See “Selected Preliminary Unaudited Pro Forma Financial Information” for reconciliations of the following pro forma non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with GAAP: tangible stockholders’ equity, tangible assets, tangible common stockholders’ equity to assets and tangible book value per share.

RISK FACTORS
An investment in our common stock involves a number of risks. This prospectus supplement does not describe all of those risks. You should carefully consider the risks described below and the risk factors concerning our business included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before deciding whether an investment in our common stock is suitable for you.
Risks Related to Our Common Stock and This Offering
Sales of a significant number of shares of our common stock in the public markets, or the perception of the possibility of such sales, or future issuances of equity securities could depress the market price of our common stock.
Sales of a significant number of shares of our common stock in the public markets, including shares issued to Xenith shareholders or other acquired institutions and the availability of those shares for sale, could adversely affect the market price of our common stock.
In connection with our entry into an Agreement and Plan of Reorganization, dated May 19, 2017, with Xenith (the “merger agreement”), we also entered into voting agreements with four of Xenith’s institutional shareholders (collectively, the “Xenith institutional shareholders”): ACMO-HR, L.L.C., CapGen Capital Group VI LP, Carlyle Financial Services Harbor, L.P., and BCP Fund I Virginia Holdings, LLC. Although the Xenith institutional shareholders are subject, pursuant to the voting agreements among such shareholders, us and Xenith (the “voting agreements”), to restrictions on the transfer of shares of our common stock without our prior written consent for a period of 60 days following consummation of the merger on January 1, 2018 (the “merger closing date”), we may waive this lock-up restriction at our discretion and have done so with respect to shares being offered by the Selling Shareholders in this offering.
Further, we have agreed, at each Xenith institutional shareholder’s option, to enter into a registration rights agreement with respect to such shareholder’s shares of our common stock within 30 days following the merger closing date. After 60 days following the merger closing date, a Xenith institutional shareholder may sell its shares of our common stock in the public markets without restriction under its respective voting agreement, and any registration rights agreement we enter into with such Xenith institutional shareholder could facilitate such sales. Each of the Selling Shareholders has signed a written acknowledgment that the consummation of this offering will, other than in certain specified circumstances, discharge any obligation of ours under their respective voting agreements to enter into a registration rights agreement with them, but we remain obligated to enter into registration rights agreements with the remaining two Xenith institutional shareholders at their option.
In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our shareholders and could cause the market price of our common stock to decline. We may issue such additional equity or convertible securities to raise additional capital. Depending on the amount offered and the levels at which we offer the stock, issuances of common or preferred stock could be substantially dilutive to holders of our common stock. Moreover, to the extent that we issue restricted stock, options or warrants to purchase our common stock in the future and those options or warrants are exercised or as shares of the restricted stock vest, our shareholders may experience further dilution. Our shareholders do not have preemptive rights that would entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict with certainty the effect that future sales of our common stock would have on the market price of our common stock.

Risks Related to Our Operations
Our pro forma condensed combined consolidated financial information may not be representative of our results as a combined company and are preliminary, and our actual financial condition and results of operations after the merger may differ materially.
The unaudited pro forma condensed combined financial information included in or incorporated by reference into this prospectus supplement are presented for illustrative purposes only and are not necessarily indicative of what our actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which are based upon preliminary estimates, to record the Xenith identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Xenith as of the date of the completion of the merger. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements may not prove to be accurate. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this prospectus supplement.
The financial data included in this prospectus supplement for our and Xenith’s year and quarter ended December 31, 2017 is unaudited, preliminary and may change upon completion of the audit of the financial statements for the year ended December 31, 2017.
This prospectus supplement contains certain preliminary financial data for our and Xenith’s year and quarter ended December 31, 2017. This financial data is unaudited, preliminary and based upon our good faith estimates and is subject to the completion of our financial closing procedures, ongoing review by us and our external auditors, and the audit of our financial statements that occurs in conjunction with our 2017 Form 10-K filing with the SEC. While we expect that our final financial results for the year and quarter ended December 31, 2017, following the completion of our financial closing and auditing procedures, will generally be consistent with the financial data included in this prospectus supplement, our actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, as well as final adjustments and other developments that may arise between now and the time that our financial results for the year and quarter ended December 31, 2017 are finalized.
Integrating Xenith into our operations may be more difficult, costly or time-consuming than we expect, and, if we do not successfully combine Xenith’s business into our business, our results of operations would be adversely affected.
Our future success will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Union and Xenith and to combine those businesses in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the legacy customer relationships of Xenith or the Company or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Union and Xenith. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger of Union and Xenith may not be realized fully, or at all, or may take longer to realize than expected.
The success of the merger and the future operating performance of Union and the Bank will depend, in part, on the Company’s ability to successfully combine the businesses of Union and Xenith, including the merger of Xenith Bank into the Bank, which occurred on January 1, 2018. The success of the subsidiary bank merger will, in turn, depend on a number of factors, including our ability to: (i) integrate the operations and branches of Xenith Bank and the Bank; (ii) retain the deposits and customers of Xenith Bank and the Bank; (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined bank to improve its overall operating efficiencies; and (iv) retain and integrate the appropriate personnel of Xenith Bank into the operations of the Bank, as well as reducing overlapping bank personnel. The integration of Xenith Bank and the Bank has required, and will continue to require, the dedication of the time and resources of the Bank’s management and may temporarily distract management’s attention from the day-to-day business of the Bank. If the Bank is unable to successfully integrate Xenith Bank, the Bank may not be able to realize expected operating efficiencies and eliminate redundant costs.
The integration process could result in the loss of key employees, the disruption of Union’s and the Bank’s ongoing business, and inconsistencies in standards, controls, procedures and policies that affect adversely our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. The loss of key employees could adversely affect our ability to successfully conduct our business in the markets in which Xenith historically operated, which could have an adverse effect on our financial results and the value of our common stock. As with any merger of financial institutions, there also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits from the Bank, or other unintended consequences that could have a material adverse effect on our results of operations or financial condition. These integration matters could have an adverse effect on us for an undetermined period as we continue to integrate Xenith’s legacy business into our business.
Due to our increased asset size, we are subject to additional regulation, increased supervision and increased costs following the merger.
Various federal banking laws and regulations, including rules adopted by the Federal Reserve pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) impose additional regulatory requirements on institutions with $10 billion or more in assets. As of September 30, 2017, we had $9.0 billion in total assets. As of the merger closing date, we had approximately $13.0 billion in assets and, as a result, will be subject to the additional regulatory requirements, increased supervision and increased costs, including the following: (i) supervision, examination and enforcement by the Consumer Financial Protection Bureau with respect to consumer financial protection laws; (ii) regulatory stress testing requirements, whereby we will be required to conduct an annual stress test (using assumptions for baseline, adverse and severely adverse scenarios); (iii) a modified methodology for calculating FDIC insurance assessments and potentially higher assessment rates; (iv) enhanced supervision as a larger financial institution; and (v) under the Durbin Amendment to the Dodd-Frank Act, will be subject to a cap on the interchange fees that may be charged in certain electronic debit and prepaid card transactions.
The imposition of these regulatory requirements and increased supervision may require commitment of additional financial resources to regulatory compliance, may increase our cost of operations, and may otherwise have a significant impact on our business, financial condition and results of operations. Further, the results of the stress testing process may lead us to retain additional capital or alter the mix of its capital components as compared to our current capital management strategy.
We may not be able to generate sufficient taxable income to fully realize our deferred tax assets.
We have net operating loss (“NOL”) carryforwards and other tax attributes that relate to our deferred tax assets. Our management currently believes that it is more likely than not that we will realize our deferred tax assets, based on our expectation that we will generate taxable income in future years sufficient to absorb substantially all of our NOL carryforwards and other tax attributes. If we are unable to generate sufficient taxable income, we may not be able to fully realize our deferred tax assets and would be required to record a valuation allowance against these assets. A valuation allowance would be recorded as income tax expense and would adversely affect our net income.
Sales of our common stock by our institutional investors, merger or acquisition activity, or other capital transactions may result in an ownership change of control, thus limiting our ability to realize our deferred tax assets.
Our ability to utilize our NOLs is subject to the rules of Section 382 of the Internal Revenue Code of 1986 (the “Code”), which generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, there is a cumulative increase of more than 50 percentage points over the lowest percentage of stock ownership by the shareholders (or specified groups of shareholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% shareholders under Section 382 and U.S. Department of Treasury regulations promulgated thereunder because of an increase of these shareholders over a rolling three-year period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. This annual limitation is generally equal to the product of the value of the corporation’s stock on the date of the ownership change multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. This annual limitation may be increased for five years after an ownership change by any “built-in gain,” which is the amount of a hypothetical intangible calculated as the value of the corporation less the fair value of tangible assets at the time of the ownership change. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOLs.
The Selling Shareholders named in this prospectus supplement are offering 7,931,926 shares of our common stock. In addition, we entered into voting agreements with the Xenith institutional shareholders in connection with our entry into the merger agreement with Xenith. In the voting agreements, we have agreed, among other things, at each Xenith institutional shareholder’s option, to enter into a registration rights agreement with respect to such shareholder’s shares of our common stock within 30 days following the merger closing date. After 60 days following the merger closing date, a Xenith institutional shareholder may sell its shares of our common stock in the public markets without restriction under its respective voting agreement, and any registration rights agreement entered into between such Xenith institutional shareholder and Union could facilitate such sales. Each of the Selling Shareholders has signed a written acknowledgment that the consummation of this offering will, other than in certain specified circumstances, discharge any obligation of ours under their respective voting agreements to enter into a registration rights agreement with them, but we remain obligated to enter into registration rights agreements with the remaining two Xenith institutional shareholders at their option.
Based on our records and information filed with the SEC, as of January 19, 2018, we believe the remaining two Xenith institutional shareholders who can require us to enter into a registration rights agreement held an aggregate of 6,290,561 shares of our common stock, or approximately 9.57% of our outstanding common stock as of that date.
These Xenith institutional shareholders could use their registration rights to facilitate the resale of the shares of our common stock that they currently hold. If any of these shareholders sell large amounts of our common stock, especially in light of the shares of our common stock being sold by the Selling Shareholders in this offering, an ownership change could occur. Additionally, any merger or acquisition activity in which we may engage would require us to evaluate whether an ownership change would occur. Given the rights of our institutional investors and level of merger and acquisition activity in our target markets, we cannot ensure that our ability to use our NOLs to offset income will not become limited in the future. As a result, we could pay taxes earlier and in larger amounts than would be the case if our NOLs were available to reduce our income taxes without restriction. If the utilization of our NOLs is restricted, we would be required to record a valuation allowance on our deferred tax assets, which could materially and adversely affect our net income.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Our common stock is listed on the Nasdaq Global Select Market under the symbol “UBSH.” On January 22, 2018, the last reported sale price of our common stock on Nasdaq was $38.80 per share. You are advised to obtain current market quotations for our common stock.
The following table provides the range of high and low sale prices per share during the periods indicated, as reported on Nasdaq.
	High	Low	Cash Dividends Declared
2018
First Quarter (through January 22, 2018)	$38.99	$35.49	$0.21
2017
Fourth Quarter	$39.02	$31.77	$0.21
Third Quarter	35.41	30.45	0.20
Second Quarter	36.49	29.50	0.20
First Quarter	39.37	33.23	0.20
2016
Fourth Quarter	$36.69	$26.13	$0.20
Third Quarter	27.96	23.28	0.19
Second Quarter	27.39	23.79	0.19
First Quarter	25.48	20.57	0.19
As of January 19, 2018, there were 6,532 record shareholders and approximately 9,835 beneficial shareholders of our common stock.
We are authorized to issue up to 100,000,000 shares of common stock, par value $1.33 per share. As of January 19, 2018, there were 65,724,671 shares of our common stock outstanding. We are authorized to issue up to 500,000 shares of preferred stock, par value $10.00 per share. As of January 14, 2018, there were no shares of our preferred stock outstanding.
As of January 22, 2018, there were options outstanding to purchase 120,964 shares of our common stock and 381,712 shares of our common stock that were subject to unvested restricted stock awards, all granted under our equity compensation plans. As of January 22, 2018, there were warrants outstanding to purchase 231,306 shares of our common stock, which warrants were assumed by us in connection with our acquisition of Xenith.
Dividends
We are a separate and distinct entity from our subsidiaries, and our revenues depend primarily on the payment of dividends from the Bank. Therefore, our principal sources of funds with which to pay dividends on our stock and our other separate expenses are dividends we receive from the Bank. The Bank is subject to certain regulatory and other legal restrictions on the amount of dividends it is permitted to pay to us. See “Item 1. Business — Supervision and Regulation — The Company — Limits on Dividends and Other Payments” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus supplement.
We currently pay dividends on our common stock on a quarterly basis, and we anticipate declaring and paying quarterly dividends in the future. We have no current intention to change our dividend strategy, but have and will continue to evaluate that decision on a quarterly basis. The final determination of the timing, amount and payment of dividends on our common stock is at the discretion of our board of directors and will depend upon our earnings and the earnings of our subsidiaries, our financial condition, and other factors, including general economic conditions and applicable governmental regulations and policies.

USE OF PROCEEDS
We will not receive any proceeds from the sale of our shares of common stock by the Selling Shareholders.
SELLING SHAREHOLDERS
The following table sets forth:
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the names of the Selling Shareholders;

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the number and percentage of shares of our common stock that the Selling Shareholders beneficially owned prior to the offering under this prospectus supplement;

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the number of shares of our common stock that are being offered for resale for the account of the Selling Shareholders under this prospectus supplement; and

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the number and percentage of shares of our common stock to be beneficially owned by the Selling Shareholders after the offering if all of the shares are sold.

As of January 19, 2018, the Selling Shareholders held an aggregate of 7,931,926 shares of our common stock, or approximately 12.07% of our outstanding common stock as of that date. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Beneficial ownership of the Selling Shareholders, as stated below, is determined in accordance with the rules and regulations of the SEC.
	Shares of Our Common Stock Beneficially Owned Prior to the Offering		Shares of Our Common Stock that may be Sold in the Offering	Shares of Our Common Stock Beneficially Owned Following the Offering
Selling Shareholder	Number	%(1)	Number	Number	%
ACMO-HR, L.L.C.(2)	3,965,963	6.03%	3,965,963	0	0.0%
Carlyle Financial Services Harbor, L.P.(3)	3,965,963	6.03%	3,965,963	0	0.0%

(1)
Percentages are based on 65,724,671 shares of our common stock outstanding as of January 19, 2018 and reflect the ownership percentage of each Selling Shareholder as of such date.

(2)
ACMO-HR, L.L.C. is wholly owned by Anchorage Capital Master Offshore, Ltd (“Anchorage Offshore”). Anchorage Advisors Management, L.L.C. is the sole managing member of Anchorage Capital Group, L.L.C. (“Anchorage”), which in turn is the investment manager of Anchorage Offshore. Mr. Kevin Ulrich is the Chief Executive Officer of Anchorage and the senior managing member of Anchorage Advisors Management, L.L.C. As such, each of the foregoing persons may be deemed to have voting and dispositive power over the shares of common stock held by Anchorage Offshore. Each of the foregoing persons disclaims beneficial ownership of the shares of our common stock held by ACMO-HR, L.L.C., except of any pecuniary interests therein. The address for all of the foregoing persons is 610 Broadway, 6th Floor, New York, New York 10012.

(3)
The address of Carlyle Financial Services Harbor, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004-2505. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on Nasdaq. The Carlyle Group L.P. is the sole member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of Carlyle Financial Services, Ltd., which is the general partner of TCG Financial Services, L.P., which is the general partner of Carlyle Financial Services Harbor, L.P. By virtue of these relationships, the aforementioned entities may be deemed to share beneficial ownership of the shares of our common stock owned by Carlyle Financial Services Harbor, L.P. Each such entity expressly disclaims beneficial ownership of the shares of our common stock owned by Carlyle Financial Services

Harbor, L.P. except to the extent of its pecuniary interest therein. William E. Conway, Jr., Daniel A. D’Aniello, David M. Rubenstein and John C. Redett are the directors of Carlyle Financial Services, Ltd., and, in such capacity, may be deemed to share beneficial ownership of the shares of our common stock beneficially owned by Carlyle Financial Services, Ltd. These individuals disclaim any such beneficial ownership.
The shares offered for sale by each Selling Shareholder were initially acquired by such Selling Shareholder in connection with our acquisition of Xenith on January 1, 2018. The issuance of the shares acquired by the Selling Shareholders in connection with our acquisition of Xenith was registered in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.
Information with respect to the beneficial ownership of all or any part of the shares of our common stock appearing in any prospectus supplement, report or post-effective amendment that we file with the SEC relating to any Selling Shareholder or to a particular offer of any of the shares will be based on our records, information filed with the SEC or information furnished to us by one or more of the Selling Shareholders. Beneficial ownership of the shares has been and will be determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and investment power with respect to those securities.
We have not agreed to register or otherwise qualify any of the shares of our common stock for offer and sale in any other country or to seek to have the shares admitted to trading on any foreign securities exchange.
Material Relationships with the Selling Shareholders
In connection with our entry into the merger agreement, we also entered into voting agreements with four of Xenith’s institutional shareholders, including ACMO and Carlyle. Pursuant to the voting agreements, certain investment agreements between each of ACMO and Carlyle, or their respective affiliates, and Xenith terminated automatically at the effective time of the merger with Xenith, other than with respect to certain indemnification obligations thereunder.
Pursuant to the voting agreements, each of ACMO and Carlyle agreed, among other things, to vote the shares of Xenith common stock beneficially owned by it and over which it had voting power in favor of the proposal to approve the merger agreement and certain related matters.
Also pursuant to the voting agreements, ACMO and Carlyle agreed to customary lock-up restrictions that restrict, subject to certain limited exceptions, the transfer of their shares of our common stock without our prior written consent for a period of 60 days following the merger closing date. We have waived this lock-up restriction as it relates to shares being offered by the Selling Shareholders in this offering.
Pursuant to the voting agreements we also agreed, at each Xenith institutional shareholder’s election, to enter into a registration rights agreement within 30 days following the merger closing date, which registration rights agreement would apply to up to all the shares of our common stock that the shareholder, as of the effective time of the merger, owned or had the right to receive pursuant to the terms of the merger agreement (“registrable securities”). Any such registration rights agreement would contain customary terms, including an obligation of ours, upon the shareholder’s request made at any time on or following the 20th day prior to the expiration of the 60 day lock-up period, to prepare and file a shelf registration statement for the registrable securities and to use our commercially reasonable efforts to keep the shelf registration statement continuously effective for 12 months following its effective date, and would contain certain demand rights with respect to an underwritten offering of the registrable securities under the shelf registration statement. We also agreed to pay all expenses of any such registration statement or any such underwritten offering, including attorneys’ fees but excluding discounts, selling commissions or stock transfer taxes applicable to the sale of registrable securities.
ACMO and Carlyle have each signed a written acknowledgment that the consummation of this offering will, other than in certain specified circumstances, discharge any obligation of ours under the voting agreements to enter into a registration rights agreement with ACMO or Carlyle.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
This section discusses the material United States federal income tax considerations to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock sold pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, regulations of the U.S. Department of Treasury promulgated thereunder (“Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities are subject to differing interpretations and may change in a manner that could adversely affect a Non-U.S. Holder, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies, and other financial institutions;

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brokers, dealers or traders in securities;

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partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons subject to special tax accounting rules as a result of their use of financial statements;

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persons deemed to sell our common stock under the constructive sale provisions of the Code;

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tax-qualified retirement plans; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships that hold our common stock, and the partners in such partnerships, should consult their tax advisors regarding the United States federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to United States federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Distributions
If we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
If we are or become a “U.S. real property holding corporation” (“USRPHC”), within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”), we may be required to withhold at least 15% of any distributions that constitute a return of capital if our common stock is not “regularly traded on an established securities market” or if the Non-U.S. Holder actually or constructively holds or held, at any time during the Testing Period (as defined below) more than 5% of our common stock. As discussed below, we believe we currently are not, and do not anticipate becoming, a USRPHC.
Sale or Other Taxable Disposition
A Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a USRPHC for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder will not be subject to United States federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period (the “Testing Period”).
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the Treasury Department of the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING
The Selling Shareholders are offering shares of our common stock described in this prospectus supplement in an underwritten offering. Subject to the terms and conditions set forth in the underwriting agreement between the Selling Shareholders, us and Keefe, Bruyette & Woods, Inc., as representative for the underwriters, the Selling Shareholders have agreed, severally and not jointly, to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from the Selling Shareholders, the number of shares of our common stock set forth opposite their respective names below.
Underwriter	Number of Shares
Keefe, Bruyette & Woods, Inc.	3,172,772
Sandler O’Neill & Partners, L.P.	2,379,577
Raymond James & Associates, Inc.	1,586,385
Barclays Capital Inc.	793,192
Total	7,931,926

The underwriters’ obligation to purchase the shares included in this offering depends on the satisfaction of the conditions contained in the underwriting agreement, including, but not limited to:
•
the representations and warranties made by us and the Selling Shareholders to the underwriters are true and correct;

•
there has been no material adverse effect, or any development that could reasonably be expected to result in a material adverse effect, on the Company or the Company’s ability to consummate the transactions contemplated by the underwriting agreement; and

•
we and the Selling Shareholders deliver customary closing documents and legal opinions to the underwriters.

Subject to the conditions contained in the underwriting agreement, the underwriters are committed to purchase and pay for all shares offered by this prospectus supplement, if any such shares are purchased. The shares are being offered by the underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering in accordance with the underwriting agreement and to reject orders in whole or in part.
Discounts and Expenses
Shares of common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of  $0.25 per share. The underwriters may allow, and any selected dealers may reallow, a concession not in excess of  $0.10 per share to certain brokers and dealers.
If all of the shares of common stock are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.
The following table shows the public offering price, underwriting discount and proceeds before expenses to the Selling Shareholders on both a per share and aggregate basis.
	Per Share	Total
Public offering price	$38.00	$301,413,188
Underwriting discount	$1.14	$9,042,396
Proceeds to Selling Shareholders	$36.86	$292,370,792
We estimate that our share of the total offering expenses, including registration and filing fees, printing fees, legal and accounting expenses and the fees of counsel to the Selling Shareholders, will be approximately $850,000. We have also agreed to reimburse the underwriters for certain of their offering expenses, including their FINRA counsel fee. In accordance with FINRA Rule 5110, these reimbursed expenses are deemed underwriting compensation for this offering.

Indemnification and Contribution
We and the Selling Shareholders have agreed to indemnify, in certain circumstances, the underwriters, their affiliates and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters and their affiliates may be required to make in respect of these liabilities.
Lock-Up Agreements
We have agreed that for a period of 45 days from the date of the underwriting agreement, we will not, without the prior written consent of Keefe, Bruyette & Woods, Inc., as representative of the underwriters, sell, offer to sell or otherwise dispose of or hedge any of our shares of common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. Our directors and certain of our executive officers have agreed that, for a period of 45 days from the date of the underwriting agreement, they will not, without the prior written consent of Keefe, Bruyette & Woods, Inc., as representative of the underwriters, sell, offer to sell or otherwise dispose of or hedge any of our shares of common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. These lock-up agreements contain customary exceptions. Keefe, Bruyette & Woods, Inc. in its sole discretion, as representative of the underwriters, may release the securities subject to these lock-up agreements at any time without notice.
Price Stabilization and Short Positions
In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:
•
stabilizing transactions;

•
short sales; and

•
purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchases of shares of common stock to cover positions created by short sales. The underwriters may close out any short position by purchasing shares in the open market, and must close out any “naked short” position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.
As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriters may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.
Passive Market Making
In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on Nasdaq, may engage in passive market making transactions in shares of our common stock on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits passive market making activity by the participants in the Selling Shareholders’ offering of shares of our common stock. Passive market making may occur before the pricing of this offering, or before the commencement of offers or sales of shares of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares of our common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of shares of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.
Our Relationship with the Underwriters
The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation and brokerage activities. From time to time, the underwriters and/or their affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and/or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and/or their affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.
Electronic Distribution
A prospectus and prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than this prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ websites and any other information contained on any other website maintained by the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by the underwriters, the Selling Shareholders or us and should not be relied upon by investors.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “UBSH.”
Notice to Investors
Canada
The common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
United Kingdom
Each of the underwriters has represented and agreed that:
•
it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Conduct Authority;

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received in connection with this offering in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•
it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area
In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, each referred to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to as the Relevant Implementation Date, it has not made and will not make an offer of the securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:
•
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in such Relevant Member State; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided, that no such offer of securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:
•
it is a qualified investor as defined in the Prospectus Directive; and

•
in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon (i) for us by Troutman Sanders LLP, Richmond, Virginia, (ii) for ACMO-HR, L.L.C. by Milbank, Tweed, Hadley & McCloy, New York, New York, (iii) for Carlyle Financial Services Harbor, L.P. by Wachtell, Lipton, Rosen & Katz, New York, New York, and (iv) for the underwriters by Covington & Burling LLP, Washington, D.C.
EXPERTS
The consolidated financial statements of Union Bankshares Corporation and its subsidiaries (i) as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, and the effectiveness of Union Bankshares Corporation’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, an independent registered public accounting firm; and (ii) for the year ended December 31, 2014 have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, each as set forth in their respective reports appearing in Union’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this prospectus supplement by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
With respect to the unaudited consolidated interim financial information of Union Bankshares Corporation for the three-month periods ended March 31, 2017 and 2016, the three and six-month periods ended June 30, 2017 and 2016, and the three and nine-month periods ended September 30, 2017 and 2016 incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 9, 2017, August 8, 2017, and November 7, 2017, included in Union Bankshares Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the registration statement of which this prospectus supplement is a part prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.
The consolidated financial statements of Xenith Bankshares, Inc. as of December 31, 2016 and 2015 and for the years then ended, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in its report appearing in our Current Report on Form 8-K/A filed with the SEC on January 23, 2018 and incorporated in this prospectus supplement by reference, given upon their authority as experts in accounting and auditing.

Prospectus
UNION BANKSHARES CORPORATION
Common Stock
Preferred Stock
Debt Securities
Warrants
Purchase Contracts
Units

We may offer and sell from time to time, in one or more offerings, common stock, preferred stock, debt securities (which may be senior or subordinated debt securities), warrants, purchase contracts or units in amounts, at prices and on other terms to be determined at the time of the offering. The securities offered by this prospectus may be sold separately, together or in combination with any other securities offered hereby. The securities offered by this prospectus may be convertible into or exercisable or exchangeable for other of our securities.
This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement or related free writing prospectus and the documents incorporated therein by reference carefully before you invest.
We may offer and sell these securities on a delayed or continuous basis to or through one or more agents, underwriters or dealers as designated from time to time, directly to one or more purchasers, through a combination of these methods or any other method as provided in the applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth their names and any applicable fees, commissions or discounts.
Our common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.”

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, as well as the risks and uncertainties described under similar headings in any applicable prospectus supplement or related free writing prospectus and in the other documents that are incorporated or deemed to be incorporated by reference into this prospectus or the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus is September 8, 2017.

i

ABOUT THIS PROSPECTUS
Unless the context requires otherwise, in this prospectus we use the terms “we,” “us,” “our,” “Union” and the “company” to refer to Union Bankshares Corporation. We sometimes refer to Union Bank & Trust as our “community bank” or “bank subsidiary.” References to “securities” include any security that we might sell under this prospectus or any prospectus supplement.
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.
This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement or related free writing prospectus and the documents incorporated therein by reference carefully before you invest. See “Where You Can Find More Information” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street addresses are provided under the heading “Where You Can Find More Information.”
We are only responsible for the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related free writing prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement and in any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. In the case of information contained in documents we file with the SEC and incorporate by reference in this prospectus, you should assume that such information is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.
A prospectus supplement will contain the names of the agents, underwriters or dealers, if any, together with the terms of the offering, any initial public offering price, the price paid to us for the securities, the manner of distribution, the compensation of any agents, underwriters or dealers and the net proceeds to be received by Union. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference in the registration statement.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings, including the registration statement, are available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Our SEC filings are also available at no cost on our website at http://investors.bankatunion.com, as soon as reasonably practicable after we file such documents with the SEC. We are not incorporating the information on our website into this prospectus, and the information on the website is not included in, nor is it a part of, this prospectus or any prospectus supplement. Our SEC file number is 000-20293.
DOCUMENTS INCORPORATED BY REFERENCE
We incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.
The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. We incorporate by reference the documents listed below (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 28, 2017;

•
our Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2017, filed on May 9, 2017, and (ii) June 30, 2017, filed on August 8, 2017;

•
our Current Reports on Form 8-K filed on January 4, 2017, January 10, 2017, January 26, 2017, April 5, 2017, May 4, 2017, May 22, 2017, May 23, 2017, June 5, 2017, June 9, 2017, July 5, 2017, July 19, 2017, July 20, 2017 and September 5, 2017; and

•
the description of common stock contained in our registration statement on Form 8-A, as filed with the SEC on July 2, 1999 (incorporated by reference from Union’s registration statement on Form S-4 (file no. 333-49563), originally filed with the SEC on April 7, 1998), including any subsequently filed amendments and reports updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date that all of the securities offered by this prospectus or any prospectus supplement are sold or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K (unless otherwise indicated). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later which is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:
Rachael R. Lape
Senior Vice President, General Counsel and Corporate Secretary
Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, Virginia 23219
(804) 633-5031
These incorporated documents may also be available on our website at http://investors.bankatunion.com. Except for incorporated documents, information contained on our website is not a prospectus and does not constitute part of this prospectus.
NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus, any accompanying prospectus supplement or related free writing prospectus and the documents incorporated by reference in this prospectus or in any accompanying prospectus supplements may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact, are based on certain assumptions as of the time they are made, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of ours and our management about future events. Although we believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our existing knowledge of our business and operations, there can be no assurance that our actual results, performance, or achievements will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of or changes in:
•
the possibility that any of the anticipated benefits of the acquisition of Xenith Bankshares, Inc. (“Xenith”) pursuant to a definitive merger agreement between us and Xenith, dated as of May 19, 2017 (the “Pending Merger”) with Xenith will not be realized or will not be realized within the expected time period, our business and that of Xenith may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, the expected revenue synergies and cost savings from the Pending Merger may not be fully realized or realized within the expected time frame, revenues following the Pending Merger may be lower than expected, customer and employee relationships and business operations may be disrupted by the Pending Merger, or obtaining required regulatory and shareholder approvals, or completing the Pending Merger on the expected timeframe, may be more difficult, time-consuming or costly than expected;

•
changes in interest rates;

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general economic and financial market conditions;

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our ability to manage our growth or implement our growth strategy;

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the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets;

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levels of unemployment in our bank subsidiary’s lending area;

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real estate values in our bank subsidiary’s lending area;

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an insufficient allowance for loan losses;

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the quality or composition of the loan or investment portfolios;

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concentrations of loans secured by real estate, particularly commercial real estate;

•
the effectiveness of our credit processes and management of our credit risk;

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demand for loan products and financial services in our market area;

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our ability to compete in the market for financial services;

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technological risks and developments, and cyber attacks or events;

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performance by our counterparties or vendors;

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deposit flows;

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the availability of financing and the terms thereof;

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the level of prepayments on loans and mortgage-backed securities;

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legislative or regulatory changes and requirements;

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monetary and fiscal policies of the U.S. government including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System;

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accounting principles and guidelines; and

•
the risks outlined in under the heading “Risk Factors” beginning on page 5 of this prospectus, as well as the risks and uncertainties described under similar headings in any applicable prospectus supplement or related free writing prospectus and in the other documents that are incorporated or deemed to be incorporated by reference into this prospectus or the applicable prospectus supplement. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of forward-looking statements contained in an accompanying prospectus supplement, related free writing prospectus or document incorporated by reference, as of the date of that document. Except as required by law, we undertake no obligation to publicly update or release any revisions to any forward-looking statement to reflect any events or circumstances after the date as of which such forward-looking statement speaks or to reflect the occurrence of unanticipated events.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated or deemed to be incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

UNION BANKSHARES CORPORATION
Union Bankshares Corporation is a bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Richmond, Virginia. We provide a full range of financial services through our community bank subsidiary, Union Bank & Trust, to the Northern, Central, Rappahannock, Roanoke Valley, Shenandoah, Tidewater, and Northern Neck regions of Virginia. Union Bank & Trust is a commercial bank chartered under the laws of the Commonwealth of Virginia that provides banking, trust, and wealth management services and has 111 bank branches and approximately 173 ATMs. Our non-bank affiliates include: Union Mortgage Group, Inc., which provides a full line of mortgage products; Union Insurance Group, LLC, which offers various lines of insurance products; and Old Dominion Capital Management, Inc., which provides investment advisory services. Our common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.”
On May 19, 2017, we entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Xenith Bankshares, Inc. (“Xenith”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Xenith will merge with and into us (the “Merger”), with Union as the surviving corporation in the Merger. Following the Merger, Xenith’s wholly owned subsidiary, Xenith Bank, will merge with and into our wholly owned subsidiary, Union Bank & Trust, pursuant to a separate merger agreement and related plan of merger (the “Bank Merger”), with Union Bank & Trust as the surviving entity in the Bank Merger. The Merger Agreement was approved and adopted by the Board of Directors of each of Union and Xenith. The Merger is expected to close in the first quarter of 2018 and is subject to customary closing conditions, including shareholder and regulatory approvals. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Union’s Current Report on Form 8-K, filed May 23, 2017, and the exhibits thereto, which are incorporated by reference herein.
As of June 30, 2017, we had total consolidated assets of approximately $8.9 billion, total consolidated loans, net of deferred fees and costs, of approximately $6.8 billion, total consolidated deposits through Union Bank & Trust of approximately $6.8 billion, and consolidated shareholders’ equity of approximately $1.0 billion.
Our principal executive offices are located at 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and our telephone number is (804) 633-5031. Our website can be accessed at http://www.bankatunion.com. We are not incorporating the information on our website into this prospectus, and the information on the website is not included in, nor is it a part of, this prospectus.
For more information about Union, see “Where You Can Find More Information” beginning on page 2.
USE OF PROCEEDS
Unless we state otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes. These purposes may include investing in, or extending credit to, our operating subsidiaries; investments at the holding company level; reducing or refinancing existing debt; possible acquisitions; stock repurchases; and other purposes as described in any prospectus supplement.
Pending such use, we may temporarily invest the net proceeds of any offering. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.
We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
The following table sets forth our consolidated ratios of  (i) earnings to fixed charges and (ii) earnings to fixed charges and preferred stock dividends for the periods presented. As of the date of this prospectus, we do not have any preferred stock outstanding.
	For the Six Months Ended		For the Years Ended December 31,
	June 30, 2017	June 30, 2016	2016	2015	2014	2013	2012
Ratios of earnings to fixed charges(1):
Including deposit interest	3.17	4.22	4.24	4.28	4.11	3.11	2.69
Excluding deposit interest	5.14	8.20	8.24	8.54	7.06	6.69	5.96
Ratios of earnings to fixed charges and preferred dividends(1)(2):
Including deposit interest	3.17	4.22	4.24	4.28	4.11	3.11	2.69
Excluding deposit interest	5.14	8.20	8.24	8.54	7.06	6.69	5.96

(1)
For purposes of calculating the ratio of earnings to fixed charges, fixed charges is the sum of (i) interest cost, including interest on deposits; and (ii) that portion of rent expense estimated to be representative of the interest factor.

(2)
For purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, we divide earnings by the sum of fixed charges and preferred stock dividends. As of the date of this prospectus, we do not have any preferred stock outstanding.

REGULATORY CONSIDERATIONS
We are extensively regulated under both federal and state law. As a financial holding company and a bank holding company registered under the Bank Holding Company Act of 1956, we are subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). We are also registered under the bank holding company laws of Virginia, and accordingly are subject to regulation and supervision by the Virginia State Corporation Commission. Our subsidiary bank, Union Bank & Trust, is also supervised, regulated and regularly examined by the Federal Reserve and the Virginia State Corporation Commission. The deposit insurance for accounts with Union Bank & Trust is provided by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund. This regulatory framework is intended primarily for the protection of consumers, depositors and the Deposit Insurance Fund of the FDIC, and not for the protection of security holders. For a discussion of the material elements of the regulatory framework applicable to financial holding companies and bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

DESCRIPTION OF CAPITAL STOCK
The authorized capital stock of Union consists of  (i) 100,000,000 shares of common stock, par value $1.33 per share; and (ii) 500,000 shares of preferred stock, par value $10.00 per share, which may be issued in series with such powers, designations and rights as may be established from time to time by our Board of Directors. As of August 31, 2017, there were 43,704,874 shares of our common stock issued and outstanding held by approximately 4,408 holders of record and no shares of our preferred stock issued and outstanding. As of August 31, 2017, there were options outstanding to purchase 153,401 shares of our common stock and 341,031 shares were subject to unvested restricted stock awards, all granted under our equity compensation plans. See “Description of Common Stock” and “Description of Preferred Stock” for more information.
DESCRIPTION OF COMMON STOCK
The following summary description of the material features of the common stock of Union is qualified in its entirety by reference to the applicable provisions of Virginia law and by Union’s Articles of Incorporation, as amended (the “Articles”), and Union’s Bylaws, as amended (the “Bylaws”).
General
Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.” All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, fully paid and nonassessable.
The transfer agent for our common stock is Computershare, 250 Royall Street, Canton, Massachusetts 02021.
Dividends
Our shareholders are entitled to receive dividends or distributions that our Board of Directors may declare out of funds legally available for those payments. The payment of distributions by Union is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of holders of outstanding preferred stock.
As a bank holding company, our ability to pay dividends is affected by the ability of Union Bank & Trust, our bank subsidiary, to pay dividends to us. The ability of our bank subsidiary, as well as Union, to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of Union, the holders of shares of our common stock will be entitled to receive, after payment of all debts and liabilities of Union and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of Union available for distribution in cash or in kind.
Voting Rights
The holders of our common stock are entitled to one vote per share, and in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast. The holders of our common stock are not entitled to cumulative voting rights in the election of directors.

Directors and Classes of Directors
Our Board of Directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Any newly created directorships or any decrease in directorships are apportioned among the classes as evenly as possible. Currently, the Union Board of Directors consists of 18 directors. Under the Articles, directors may be removed only for cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.
No Preemptive Rights; Redemption and Assessment
Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.
Securities Are Not Insured by the FDIC
Investments in our common stock or any of our equity or debt securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.
Certain Anti-Takeover Provisions of Our Articles and Bylaws and Virginia Law
General.   Our Articles and Bylaws and the Virginia Stock Corporation Act (the “Virginia SCA”) contain certain provisions designed to enhance the ability of our Board of Directors to deal with attempts to acquire control of the company. These provisions, and the ability to set the voting rights, preferences and other terms of any series of preferred stock that may be issued, may be deemed to have an anti-takeover effect and may discourage takeovers (which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of our common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.
The following briefly summarizes protective provisions that are contained in our Articles and Bylaws and provided by the Virginia SCA. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to our Articles and Bylaws and the statutory provisions contained in the Virginia SCA.
Supermajority Provision.   The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include:
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adoption of plans of merger or share exchange;

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sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

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adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.
Our Articles state that the actions set out above must be approved by a majority of all votes entitled to be cast on the transaction by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction must be approved by the vote of 80% or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

The provisions of our Articles and the Virginia SCA could tend to make the acquisition of Union more difficult to accomplish without the cooperation or favorable recommendation of the Union Board of Directors.
Staggered Board Terms.   Our Articles provide that our Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years and until their successors are elected and qualified. Vacancies occurring in the Board of Directors by reason of an increase in the number of directors may be filled by the Board of Directors, and any directors so chosen shall hold office until the next election of directors by the stockholders. Any other vacancy in the Board of Directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Pursuant to our Articles, directors may be removed only for cause and only by a vote of the holders of two-thirds of the outstanding shares entitled to vote.
State Anti-Takeover Statutes.   Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.
The Affiliated Transaction Statute of the Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:
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the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

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the affiliated transaction has been approved by a majority of the disinterested directors; or

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subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1∕3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:
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unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

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among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”
Corporations may provide in their articles of incorporation or bylaws to opt-out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute. Union has not opted-out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute, and Union’s bylaws provide that it may, but is not required to, redeem shares of its common stock which have been the subject of a “control share acquisition” as defined in the Control Share Acquisitions Statute.
Authorized Preferred Stock.   Our Articles authorize the issuance of preferred stock and our Board of Directors may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as the Board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Union by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.
Liability and Indemnification of Officers and Directors.   The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of  (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
Our Articles provide that, to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of Union is not liable to Union or its shareholders for monetary damages.
A Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Virginia SCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The Virginia SCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director will not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
Our Articles provide that, to the full extent permitted by the Virginia SCA, Union is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law.

Dissenters’ and Appraisal Rights.   The Virginia SCA provides that appraisal or dissenters’ rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the NASDAQ Global Select Market, or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal or dissenters’ rights will be available to holders of common stock of a Virginia corporation in a merger if:
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the articles of incorporation provide for appraisal or dissenters’ rights regardless of an available exception (our Articles do not authorize such special appraisal or dissenters’ rights);

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in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or

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the merger is an “affiliated transaction,” as described under “— State Anti-Takeover Statutes” above, and it has not been approved by a majority of the disinterested directors.

Our common stock is listed on the NASDAQ Global Select Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, holders of our common stock are not entitled to appraisal or dissenters’ rights.
Amendments to our Articles of Incorporation and Bylaws.   The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.
Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors (except to the extent authority to amend the bylaws is reserved by the Virginia SCA), or, if a quorum exists at a meeting of shareholders, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.
Our Articles state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.
Our Bylaws may be amended, altered, or repealed by the Board of Directors at any time. Our shareholders have the power to rescind, alter, amend, or repeal any bylaws and to enact bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by our Board of Directors.
Increasing the Number of Directors.   Under Virginia law, a board of directors may amend or repeal bylaws unless its company’s articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our Articles do not reserve the power to amend the Bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly prohibits the Board of Directors from amending the Bylaws to increase or decrease the number of directors. Any newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our Board of Directors, the Board may increase the size of the Board and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings.   Pursuant to our Bylaws, special meetings of shareholders may be called only by the Chairman or Vice Chairman of the Board, if any, the Chief Executive Officer, the President, the Board of Directors or the Board’s Executive Committee. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the Chief Executive Officer, President, the Chairman or the Vice Chairman of the Board of Directors to call a special meeting.
Advance Notification Requirements.   Our Bylaws require a shareholder who desires to nominate a candidate for election to the Board of Directors or to raise new business at an annual shareholders meeting to provide us advance notice not less than 30 days prior to the first anniversary date of the initial notice of meeting of shareholders delivered to shareholders for the previous year’s annual meeting, provided, however, that such notice is not be required to be given more than 90 days prior to the annual meeting of shareholders. Our Bylaws further condition the presentation of shareholder nominations for director or proposals for business on compliance with a number of conditions. In addition, a shareholder must also comply with applicable SEC rules in order for his or her shareholder proposal to be included in the Company’s proxy statement relating to the annual meeting.
DESCRIPTION OF PREFERRED STOCK
Our Board of Directors, without shareholder approval, is authorized under our Articles to issue, in one or more series, shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The Board of Directors is also authorized to fix the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any series of preferred stock.
As of the date of this prospectus, 500,000 shares of our preferred stock, par value $10.00, are authorized. We have no shares of preferred stock outstanding.
The following summary description of the material features of the preferred stock of Union that we may offer from time to time is qualified in its entirety by reference to the applicable provisions of Virginia law, our current Articles and the articles of amendment to our Articles relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.
General
Our Board of Directors may authorize the issuance of one or more series of preferred stock and may establish and designate series and the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of preferred stock, when issued and sold, will be fully paid and nonassessable.
The number of shares and all of the relative rights, preferences and limitations of the respective future series of preferred stock authorized by our Board of Directors will be described in the applicable prospectus supplement. The terms of a particular series of preferred stock may differ, among other things, in:
•
designation;

•
number of shares that constitute the series;

•
dividends (which may be cumulative or noncumulative), the dividend rate, or the method of calculating the dividend rate;

•
dividend periods, or the method of calculating the dividend periods;

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redemption provisions, including whether, on what terms and at what prices the shares will be subject to redemption at our option and whether a sinking fund will be established;

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voting rights;

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preferences and rights upon liquidation or winding up;

•
whether and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted);

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for preferred stock convertible into our common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur; and

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the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

Each series of preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up:
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junior to any series of our capital stock expressly stated to be senior to that series of preferred stock; and

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senior to our common stock and any class of our capital stock expressly stated to be junior to that series of preferred stock.

Dividends
Dividends will be payable as they are declared by our Board of Directors at such time or times as it elects, and no holder of preferred stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares preferred stock who are entitled to receive that dividend.
If described in the applicable prospectus supplement, we may pay cumulative cash dividends to the holders of preferred stock, when and as declared by the Board of Directors or a committee thereof, out of funds legally available for payment. The prospectus supplement will detail, as applicable, the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. In the event that dividends are declared on the preferred stock, the Board of Directors or the committee will fix a record date for any such payment of dividends, which will be paid on the preferred stock to the holders of record on that record date.
We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the preferred stock unless we declare, pay or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock.

Unless we have paid in full all unpaid cumulative dividends, if any, on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock of Union ranking junior or on parity with the preferred stock as to dividend payments (unless otherwise described in the prospectus supplement):
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declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

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make other distributions;

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redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration; or

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make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

Conversion and Exchange
The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of Union or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.
Redemption
The prospectus supplement will indicate whether, and on what terms, the shares of any future series of preferred stock will be subject to redemption, mandatory or otherwise, or a sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the redemption price and date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of Union, the holders of shares of preferred stock outstanding will be entitled to receive, out of the assets of Union available for distribution to shareholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in the Articles (as amended to establish the preferred stock) and/or the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends, if any, to the date of final distribution, before any distribution is made to holders of:
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any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution or winding up; or

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our common stock.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of Union with or into another corporation nor a merger of another corporation with or into Union nor a sale or transfer of all or part of Union’s assets for cash or securities will be considered a liquidation, dissolution or winding up of Union.

If, upon any liquidation, dissolution or winding up of Union, assets of Union then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking on parity with the preferred stock as to rights upon liquidation, dissolution or winding up, the holders of shares of the preferred stock and of shares of that other preferred stock will participate ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of assets by Union.
Voting Rights
Unless otherwise determined by our Board of Directors and indicated in the prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law.
DESCRIPTION OF DEBT SECURITIES
The following description of the debt securities sets forth certain general terms that may apply to the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, we may issue senior debt securities under a senior indenture (the “senior indenture”), which we will enter into with a trustee to be named in the senior indenture. Prior to issuing any debt securities under such senior indenture, we will select the trustee for the senior indenture (the “senior indenture trustee”) relating to the issuance of senior debt securities, qualify the senior indenture trustee under the Trust Indenture Act and execute such senior indenture. We also may issue subordinated debt securities in one or more series under the Subordinated Indenture, dated December 5, 2016 (the “subordinated indenture”), between us and U.S. Bank National Association, and the related supplemental indenture for such subordinated debt securities. Each of the senior indenture trustee and U.S. Bank National association is referred to as the “indenture trustee,” unless otherwise specified.
The senior indenture and subordinated indenture are sometimes collectively referred to as the “indentures” and individually referred to as an “indenture,” and the senior debt securities and the subordinated debt securities are sometimes referred to as the “debt securities.” The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The form of senior indenture and the subordinated indenture are incorporated by reference in the registration statement of which this prospectus is a part.
The following summary of the terms of the indentures is subject to, and qualified in its entirety by reference to, the indentures, which contain the full legal text of the matters described in this section, and the description of the specific terms of the debt securities in the applicable prospectus supplement. The following summary is not complete. You should read all of the provisions of the indentures, including the definitions of certain terms.
Since we are a holding company, our right, and accordingly, the right of our creditors and shareholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.
The senior debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt and, except as otherwise provided in the applicable prospectus supplement, will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt and will be subordinate and junior in right of payment to all of our “senior indebtedness” (as defined herein). If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.
Payments
We may issue debt securities from time to time in one or more series. The provisions of each indenture may allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that issue. The debt securities may be denominated and payable in U.S. dollars.

Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the United States federal income tax consequences and special considerations applicable to any such debt securities.
Terms Specified in Prospectus Supplement
The debt securities will not be secured by any of our assets. All of the debt securities issued under each of the indentures will rank equally and ratably with any additional debt securities issued under the same indenture. The subordinated debt securities will be subordinated as described below under the heading “— Subordination Provisions.”
The indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the applicable indenture. We will describe the specific terms of a series of debt securities and the extent, if any, to which the specific terms of the debt securities modify the terms of the applicable indenture in the prospectus supplement relating to the debt securities.
Neither the indentures nor the debt securities limit or otherwise restrict the amounts of other indebtedness that we may incur, or the amount of other securities that we may issue. The indentures do not limit the principal amount of any particular series of debt securities. Each prospectus supplement will specify the particular terms of the debt securities being offered, including without limitation the following, as may be applicable:
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classification as senior or subordinated debt securities and the specific designation;

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aggregate principal amount, purchase price and denomination;

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currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

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date of maturity;

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the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

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the interest payment dates, if any;

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the place or places for payment of the principal of and any premium and/or interest on the debt securities;

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any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

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whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

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whether we will issue the debt securities in definitive form and under what terms and conditions;

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the denominations the debt securities will be issued;

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the terms on which holders of the debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

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information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

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any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

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the depository for global certificated securities, if any; and

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any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Debt Securities
Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the indentures and the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.
If any of the securities are to be held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Description of Global Securities.”
Subordination Provisions
The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture. Pursuant to the subordinated indenture, “senior indebtedness” with respect to any series of subordinated debt securities:
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has the meaning ascribed to such term in the board resolutions or supplemental indenture establishing such series in accordance with the subordinated debt indenture;

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and includes all of our:

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indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, securities, notes or other written instruments;

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deferred obligations for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

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obligations, contingent or otherwise, under letters of credit, bankers acceptances, security purchase facilities and similar transactions;

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capital lease obligations;

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obligations with respect to interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar agreements;

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guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; and

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any obligations of the Company to its general creditors, as defined and required by the Federal Reserve under its final Basel III capital rules in 78 F.R. 62018 (Oct. 11, 2013) for subordinated debt to qualify as Tier 2 capital; in each case, whether outstanding on the date this Subordinated Indenture becomes effective, or created, assumed or incurred after that date.

Senior indebtedness excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the subordinated debt securities or the subordinated debt securities of any series; or (b) is identified as junior to, or equal in right of payment with, the subordinated debt securities or the subordinated debt securities of any series in any board resolution or in any supplemental indenture. Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.
The subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior indebtedness, as more fully described in the applicable prospectus supplement.
All liabilities of our subsidiary bank and our other subsidiaries, including without limitation our subsidiary bank’s depositors, liabilities to general creditors, and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, will be effectively senior to the subordinated debt securities to the extent of the assets of such subsidiaries.
In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to us or our property, any proceeding for the liquidation, dissolution, or other winding up of us, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors or any other marshalling of our assets, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the subordinated debt securities. Only after payment in full of all amounts owing with respect to senior indebtedness will the holders of the subordinated debt securities, together with the holders of any of our obligations ranking on a parity with the subordinated debt securities, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the subordinated debt securities. In the event and during the continuation of any default in the payment of the principal of, or any premium or interest on any senior indebtedness beyond any applicable grace period with respect to such senior indebtedness, or in the event that any event of default with respect to any senior indebtedness shall have occurred and be continuing permitting the holders of such senior indebtedness (or the trustee or agent on behalf of the holders of such subordinated debt securities), to declare such senior indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived, or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by us on account of the principal of, or interest on, the subordinated debt securities.
In the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. With respect to the assets of a subsidiary of ours, our creditors (including holders of the subordinated debt securities) are structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that we may be a creditor with recognized claims against such subsidiary.
The subordinated indentures does not contain any limitation on the amount of senior indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the subordinated debt securities that may be hereafter incurred by us or our subsidiaries.
Covenants
Under the indentures we covenant to:
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pay the principal of, interest on and premium, if any, for the debt securities when due;

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maintain a place of payment;

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deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any;

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if any series of debt securities provides for the payment of additional amounts, to pay such additional amounts as provided for by the terms of such series of debt securities;

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deliver an officer’s certificate to the applicable trustee at the end of each fiscal year confirming our compliance with our obligations under each of the indentures;

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pay or discharge or cause to be paid or discharged, before any delinquency, (i) all taxes, assessments and governmental charges levied or imposed on us or any of our subsidiary, and (ii) all lawful claims for labor, material and supplies which, if unpaid, might become a lien on our or any of our subsidiary’s property;

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preserve and keep in full force and effect our corporate existence except as otherwise provided in the indentures; and

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take such other actions as may be specified in the applicable supplemental indenture for a series of debt securities.

Events of Default
Under the indentures, an event of default will occur with respect to a series of debt securities: (i) if we fail to pay interest on the debt securities of that series as and when due and such failure continues for 30 days; (ii) if we fail to pay the principal of the debt securities of that series as and when due; (iii) if we default in the payment of any sinking fund payment for the debt securities of that series when due; (iv) if we fail to deliver the required debt securities or other rights upon an appropriate conversion or exchange election by any holder of convertible debt securities; (v) if we breach any covenant or agreement applicable to the debt securities of that series and such failure continues for 90 days following notice of the same; (vi) if a court enters an order in an involuntary bankruptcy or insolvency proceeding with respect to us that continues unstayed and in effect for a period of 60 consecutive days; (vii) if we commence a bankruptcy or insolvency proceeding, consent to the entry of an order in an involuntary bankruptcy or insolvency proceeding, consent to the appointment of a receiver, liquidator or similar official, make a general assignment for the benefit of creditors, or fail generally to pay our debts as they become due; or (viii) if any other event of default applicable to such series of debt securities occurs.
Unless the terms of a particular series of debt securities provide otherwise, if an event of default (other than an event of default specified in clauses (vi) or (vii) above) under the indenture occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the entire principal amount of all debt securities of that series to be due and immediately payable, together with accrued and unpaid interest thereon, if any.
Unless the terms of a particular series of debt securities provide otherwise, if an event of default specified in clauses (vi) or (vii) above occurs, the entire principal amount of all debt securities of that series (or, if any debt securities of that series are original issue discount debt securities, the portion of the principal amount of such debt securities as may be specified by the terms thereof), together with accrued and unpaid interest thereon, if any, will automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.
After a declaration of acceleration or any automatic acceleration under clauses (vi) or (vii) above and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount outstanding of a series of debt securities may rescind the accelerated payment requirement if all existing events of default with respect to the debt securities of such series, other than the non-payment of the principal of debt securities of that series which have become due solely by such acceleration declaration, have been cured or waived and certain other conditions are satisfied.
Each indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, or direction of any of the holders of debt securities, unless such holders shall have provided to the trustee indemnity or security acceptable to the trustee against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of debt securities shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:
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such holder has previously given written notice to the trustee of a continuing default with respect to the debt securities of the applicable series;

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the holders of not less than 25% in principal amount of the debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such default in its own name as trustee under the indenture;

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such holder or holders have provided to the trustee indemnity acceptable to the trustee against the costs, expenses, and liabilities which may be incurred in complying with such request;

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the trustee for 60 days after its receipt of such notice, request, and indemnity has failed to institute any such proceeding; and

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no direction inconsistent with such written request has been received by the trustee during such 60 day-period by the holders of a majority in principal amount of the outstanding debt securities of such series.

In any event, each indenture provides that no one or more of such holders shall have any right under the indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the indenture, except in the manner provided in the indenture and for the equal and ratable benefit of all holders of debt securities of a given series.
The indentures contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.
Legal Defeasance and Covenant Defeasance
We may choose to either discharge our obligations under the indenture and the debt securities in a legal defeasance, or to release ourselves from certain or all of our covenant restrictions under the indenture and the debt securities in a covenant defeasance. We may do so, after we irrevocably deposit with the trustee for the benefit of the holders of the debt securities of the applicable series, sufficient cash and/or U.S. government securities to pay the principal of  (and premium, if any) and interest and any other sums due on the stated maturity date or a redemption date of the debt securities of such series. If we choose the legal defeasance option, the holders of debt securities of such series will not be entitled to the benefits of the indenture except for certain limited rights, including registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and the right to receive payments of the principal of  (and premium, if any) and interest on such debt securities when such payments are due.
We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in the applicable federal income tax law. We may not have a default under the indenture or the debt securities of the applicable series on the date of deposit and, under certain circumstances, 120 days after such deposit. The discharge may not cause the trustee to have a conflicting interest for purposes of the Trust Indenture Act and may not result in our becoming an investment company in violation of the Investment Company Act of 1940. The discharge may not violate any of our agreements to which we are a party or by which we are bound.

Satisfaction and Discharge
We may discharge our obligations under each indenture and each series of debt securities if: (i) all outstanding debt securities of such series have been delivered for cancellation; (ii) all outstanding debt securities of such series have become due and payable or will become due and payable at their stated maturity within one year; or (iii) all outstanding debt securities of such series are scheduled for redemption within one year, and we have irrevocably deposited with the trustee an amount sufficient to pay and discharge the principal of  (and premium, if any) and interest on all outstanding debt securities of such series and any other sums due on the stated maturity date or a redemption date.
Modification and Waiver
Each indenture provides that we and the trustee may modify or amend the indenture with, or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding debt securities affected thereby; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding debt security affected thereby:
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change the stated maturity of the principal of, or any installment of interest on, any debt security;

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reduce the principal amount or rate of interest of any debt security;

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reduce the percentage in principal amount of the outstanding debt securities of a series, the consent of whose holders is required to modify or amend the indenture, for any supplemental indenture, or for any waiver of compliance with certain provisions of the indenture or certain defaults and the consequences thereof under the indenture;

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impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities of a series; or

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modify the provisions of the indenture with respect to subordination of the debt securities of a series in a manner adverse to the holders of such debt securities.

In addition, the holders of a majority in principal amount of the outstanding debt securities of a given series may, on behalf of all holders of debt securities of such series, waive compliance by us with certain terms, conditions and provisions of the indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.
Consolidation, Merger or Sale
The indentures provide that we may not consolidate with or merge into any other entity or convey, transfer or lease all or substantially all of our assets to another entity unless (i) the successor entity is a corporation, partnership, limited liability company or other entity organized or formed and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of  (and premium, if any) and interest on all the debt securities and the performance of every other covenant of the indenture on our part to be performed or observed; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any of our subsidiaries as a result of such transaction as having been incurred by us or our subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and (iii) the successor entity delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that such transaction complies with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.
In case of any such consolidation, merger or sale, the successor entity will succeed to, and be substituted for, us, and may exercise every right and power of ours under the indenture with the same effect as if it had been named as us in the applicable indenture. In the event of such succession and substitution, we will be relieved of all obligations and covenants under the indentures and the debt securities.

Governing Law
The governing law for the senior indenture and the senior debt securities will be agreed upon at execution of such senior indenture. The subordinated indenture and the subordinated debt securities are governed by, and construed in accordance with, the laws of the State of New York.
The Trustees
The senior indenture trustee will be selected prior to issuing any senior debt securities under the senior indenture.
U.S. Bank National Association is the subordinated indenture trustee under the subordinated indenture. From time to time, we, and some of our subsidiaries, may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the subordinated indenture trustee in the ordinary course of business. Additionally, U.S. Bank National Association serves as trustee under one or more indentures involving our existing debt securities. Upon the occurrence of an event of default, or an event which, after notice or lapse of time or both, would become an event of default under any subordinated debt securities, or upon the occurrence of a default under another indenture under which U.S. Bank National Association serves as trustee, the subordinated indenture trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as subordinated indenture trustee under the subordinate indenture. In that event, we would be required to appoint a successor subordinated indenture trustee.
DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of common stock or preferred stock, or debt securities. Warrants may be issued independently or together with any shares of common stock or preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from the shares of common or preferred stock or debt securities. The warrants are to be issued under warrant agreements to be entered into between Union and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Union in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.
The following outlines some of the general terms and provisions of the warrants that we may offer from time to time. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of any warrants.
General
If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:
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the offering price;

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the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

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the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

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the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the price at which such debt securities may be purchased upon such exercise;

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if applicable, the designation and terms of the common stock or preferred stock or debt securities with which the warrants are issued and the number of warrants issued with each share of common stock or preferred stock or such debt security;

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if applicable, the date on and after which the warrants and the related common stock or preferred stock or debt securities will be separately transferable;

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the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

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whether the warrants will be issued in registered or bearer form;

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a discussion of certain United States federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

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any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations.
If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.
Exercise of Warrants
Each warrant will entitle the holder to purchase such number of shares of common stock or preferred stock, or such principal amount of debt securities, at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by Union, unexercised warrants will become void.
Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of  (i) the certificate evidencing such warrants properly completed and duly executed and (ii) payment as provided in the prospectus supplement of the amount required to purchase the shares of common stock or preferred stock or debt securities purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or preferred stock or debt securities purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.
Additional Provisions
The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:
•
the issuance of a stock dividend to holders of common stock or preferred stock, respectively;

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a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

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any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any merger, consolidation or sale or conveyance of all or substantially all of the assets of Union, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.
No Rights as Shareholders
Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of Union or any other matter, or to exercise any rights whatsoever as shareholders of Union.
DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our common stock, preferred stock or debt securities. The price per share of common stock or preferred stock, or the price of our debt securities, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.
The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:
•
whether the purchase contracts obligate the holder to purchase or sell, or both, common stock, preferred stock or debt securities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

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whether the purchase contracts are to be prepaid or not;

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whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

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any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

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United States federal income tax considerations relevant to the purchase contracts; and

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whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS
Units will consist of any combination of one or more of the other securities described in this prospectus. The applicable prospectus supplement or supplements will also describe:
•
the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

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any additional terms of the agreement governing the units;

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any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

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any applicable United States federal income tax consequences; and

•
whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.
We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.
DESCRIPTION OF GLOBAL SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities other than common stock in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.
If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.
Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to warrants, units or preferred stock, represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of Union, the trustees, the warrant agents, the unit agents or any other agent of Union, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

BOOK-ENTRY ISSUANCE
General
The Depository Trust Company (the “DTC”) may act as securities depository for all of the debt securities unless otherwise referred to in the prospectus supplement relating to an offering of debt securities. The debt securities may be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global certificates will be issued for the debt securities, representing in the aggregate the total amount of the debt securities, and will be deposited with DTC.
DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation (the “DTCC”). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, the NYSE Amex and the Financial Industry Regulatory Authority, Inc.
Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security, as beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased debt securities. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in debt securities except if use of the book-entry-only system for the debt securities is discontinued.
The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee will not effect any change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.
Notices and Voting
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the debt securities. If less than all of the debt securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.
Although voting with respect to the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the debt securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date.
Distribution of Funds
The relevant trustee will make distribution payments on the debt securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.
Successor Depositories and Termination of Book-Entry System
DTC may discontinue providing its services with respect to any of the debt securities at any time by giving reasonable notice to the relevant trustee or us. If no successor securities depository is obtained, definitive certificates representing the debt securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default under the indenture, the holders of a majority in liquidation amount of debt securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the debt securities will be printed and delivered.
PLAN OF DISTRIBUTION
General
We may sell the securities being offered hereby in one or more of the following ways from time to time:
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through agents to the public or to investors;

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to underwriters for resale to the public or to investors;

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directly to investors; or

•
through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of a particular offering of securities, including:
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the name or names of any agents or underwriters;

•
the purchase price of the securities being offered and the proceeds we will receive from the sale;

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any over-allotment options under which underwriters may purchase additional securities from us;

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any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

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any initial public offering price;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any securities exchanges or markets on which such securities may be listed.

Agents
We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for a period of their appointment or to sell our securities on a continuing basis.
Underwriters
If we use underwriters for a sale of securities, the underwriters will acquire the shares for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates by managing underwriters. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. In a firm commitment underwriting, the underwriters will be obligated to purchase all the shares if they purchase any of the shares. The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement naming any such underwriter.
Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.
We may have agreements with the underwriters, dealers and agents to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities. Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters, agents or their affiliates. These underwriters, agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.
In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.
Direct Sales
We may also sell shares directly to one or more purchasers without using underwriters or agents.
Stabilization Activities
Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.
Passive Market Making
Any underwriters who are qualified market makers on the NASDAQ Global Select Market may engage in passive market making transactions in the securities on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
Trading Markets and Listing of Securities
Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Select Market. Any shares of common stock hereunder will be listed on the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any additional exchange or market, but we are not obligated to do so unless stated otherwise in a prospectus supplement. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
General Information
The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.
VALIDITY OF SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Troutman Sanders LLP (Richmond, Virginia), our legal counsel, and for any underwriters and agents by legal counsel selected by such underwriters or agents.
EXPERTS
Our consolidated financial statements (i) as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, an independent registered public accounting firm; and (ii) for the year ended December 31, 2014 have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, each as set forth in their respective reports appearing in our Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
With respect to our unaudited consolidated interim financial information for the three-month periods ended March 31, 2017 and 2016 and the three and six-month periods ended June 30, 2017 and 2016, incorporated by reference herein, Ernst & Young LLP reported that it has applied limited procedures in accordance with professional standards for a review of such information. However, its separate reports dated May 9, 2017 and August 8, 2017, included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, and incorporated by reference herein, state that Ernst & Young LLP did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on its report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for its reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the registration statement of prospectus is a part prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

7,931,926 Shares
Union Bankshares Corporation
Common Stock

PROSPECTUS SUPPLEMENT

January 24, 2018

Sandler O’Neill + Partners, L.P.	RAYMOND JAMES	Barclays